Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
eREINSURE.COM, INC.,
ALPINE ACQUISITION SUB, INC.,
CENTURY CAPITAL PARTNERS III, L.P. as Agent
(solely for purposes of Section 10.02)
and
LOTS INTERMEDIATE CO.
Dated as of March 3, 2011

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    3
1.01    Definitions    3
1.02    Index of Other Defined Terms    10
ARTICLE II MERGER    11
2.01    Merger    11
2.02    Merger Consideration    12
2.03    Company Stock Options; Company Warrants    15
2.04    Mechanics for Payments at Closing    16
2.05    Calculation of NWC Adjustment    18
2.06    Payment of Final NWC Adjustment and Other Amounts    19
2.07    Closing Indebtedness    20
2.08    Establishment of Escrow    20
2.09    Dissenting Shares    20
2.10    No Further Ownership Rights in Company Stock    21
2.11    No Liability    21
2.12    Surrender of Certificates; Lost, Stolen or Destroyed Certificates    21
2.13    Taking of Necessary Further Action    22
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    22
3.01    Organization    22
3.02    Authority; Enforceability    23
3.03    Capitalization    23
3.04    Consents    24
3.05    Company Financial Reports    25
3.06    Books and Records    25
3.07    Legal Actions    26
3.08    Personal Property    26
3.09    Material Contracts    27
3.10    Tax Matters    28
3.11    Applicable Laws and Permits    30
3.12    Certain Changes    30
3.13    Real Property    32
3.14    Environmental Matters    32
3.15    Employment Matters    33
3.16    Employee Benefit Plans    33
3.17    Intellectual Property    36
3.18    Brokers    37
3.19    Insurance    38
3.20    Significant Customers and Suppliers    38
3.21    Related Party Transactions and Arrangements    38
3.22    Certain Payments    38
3.23    Banking Facilities    38
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    39
4.01    Organization    39

i

TABLE OF CONTENTS
(Continued)
4.02    Authority; Enforceability    39
4.03    Sufficiency of Funds; Solvency..……………………………………………….39
ARTICLE V COVENANTS OF THE COMPANY    39
5.01    Conduct of Business    39
5.02    Confidentiality    42
5.03    Stockholder Approval    42
5.04    Access to Books and Records and Customers and Suppliers    42
5.05    No Other Discussions    43
5.06    Employment Matters    43
ARTICLE VI COVENANTS OF ALL PARTIES    43
6.01    Commercially Reasonable Efforts; Further Assurances    43
6.02    Certain Filings    44
6.03    Public Announcements    44
6.04    Tax Cooperation    44
6.05    Notification of Certain Matters    44
6.06    Directors' and Officers' Indemnification and Insurance    44
ARTICLE VII CONDITIONS TO CLOSING    45
7.01    Conditions to Obligation of Parent    45
7.02    Conditions to Obligation of the Company    47
ARTICLE VIII INDEMNIFICATION    47
8.01    Equity Holders Agreement to Indemnify    47
8.02    Survival of Representations, Warranties and Covenants    50
8.03    Exclusive Remedy    51
ARTICLE IX TERMINATION    51
9.01    Grounds for Termination    51
9.02    Effect of Termination    52
ARTICLE X MISCELLANEOUS    52
10.01    Notices    52
10.02    Agent    53
10.03    Amendments; No Waivers    55
10.04    Expenses    55
10.05    Successors and Assigns    55
10.06    Counterparts; Effectiveness    55
10.07    Entire Agreement    55
10.08    Captions    56
10.09    Severability    56
10.10    Construction    56
10.11    Third Party Beneficiaries    56
10.12    Governing Law    56
10.13    Arbitration    56
10.14    Specific Performance    57
10.15    Plan of Merger    57

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2011, is entered into by and among eREINSURE.COM, INC., a Delaware corporation (the “Company”), ALPINE ACQUISITION SUB, INC. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and CENTURY CAPITAL PARTNERS III, L.P. as Agent (the “Agent”) solely for the purposes of Section 10.02 and LOTS INTERMEDIATE CO., a Delaware corporation (“Parent”).
WHEREAS, the Company operates an Internet-based platform for submitting, negotiating and binding facultative reinsurance contracts (collectively, the “Business”); and
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);
WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;
WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement; and
WHEREAS, a portion of the cash otherwise payable by Parent to the securityholders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);
NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.01 Definitions. The following terms, as used herein, have the following meanings:
“Affiliate” (including the term “affiliated”), whether or not capitalized, means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such other Person.

“Agent Fund Amount” means $250,000.
“Agent Fund Percentage” means the quotient expressed as a percentage obtained by dividing (A) the Agent Fund Amount by (B) the Merger Consideration.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other legal requirement, of any Government applicable to any Person or any of its assets, operations, officers, directors, employees or agents.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Jacksonville, Florida, are authorized or required by law to close.
“Closing Percentage” means the quotient, expressed as a percentage, obtained by dividing (A) the Merger Consideration minus the Escrow Amount minus the Agent Fund Amount, by (B) the Merger Consideration.
“Common Per Share Amount” means the Common Per Share Initial Amount plus the Common Per Share Secondary Amount.
“Common Per Share Initial Amount” means seventy-five percent (75%) of the Common Stock Liquidation Amount divided by the Initial Outstanding Company Common Stock.
“Common Per Share Secondary Amount” means the Net Merger Consideration Amount divided by the Final Outstanding Company Common Stock.
“Common Stock Liquidation Amount” means the Common Stock Liquidation Amount as of the Effective Time as defined and as calculated in accordance with the terms of the Company's Third Amended and Restated Certificate of Incorporation.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Contracts” means all Contracts to which the Company is a party or by which any of its assets is bound, including all Material Contracts.
“Company Option” means an option to purchase Company Stock.
“Company Series C Warrant” means a warrant to purchase Series C Preferred Stock.
“Contracts” means all contracts, agreements, options, understandings, leases, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, whether written or oral, to which any Person is a party or by which any of its assets are bound.
“Control” (including the terms “controlling,” “controlled by” and “under common control with”), means with respect to any specified Person the possession, directly or indirectly,

of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by contract or otherwise.
“Damages” means all demands, claims, assessments, diminution in value, costs, expenses, liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement) or other damages or losses including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such damages or losses or seeking to investigate, mitigate or avoid the same, but excluding claims of indirect, consequential, special or punitive, exemplary or similar type of damages or losses (excepting, in each case, to the extent such damages or losses are awarded in an action (or settlement thereof) to any third party against an Indemnitee) and also excluding any damages or losses caused by the gross negligence, recklessness or intentional misconduct of any Indemnitee.
“Debt” means any indebtedness of a Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or interest swap agreements or representing capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any property or assets, as well as the amount of all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person.
“Equipment” means all vehicles, machinery, office and computer equipment, furniture, fixtures, trade fixtures, and other equipment, together with all parts, tools, accessories and related supplies.
“Equity Holders” means, collectively, the Option Holders, the Warrant Holders and the Stockholders.
“ERISA Affiliate” means any trade or business, whether or not incorporated, other than the Company that has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended, as employees of a single employer that includes the Company.
“Escrow Percentage” means the quotient, expressed as a percentage, obtained by dividing (A) the Escrow Amount by (B) the Merger Consideration.
“Final Outstanding Company Common Stock” means the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including (I) Dissenting Shares and (II) any shares of Company Common Stock issued upon exercise of Company Options prior to the Closing), (B) the aggregate number of Fully Vested Option Shares underlying all Company Options not so exercised prior to the Closing, (C) the aggregate number of shares of Company Common Stock underlying the Series C Preferred Stock not converted prior to the Closing Date and (D) the aggregate number of shares of Company Common Stock underlying the shares of Series C

Preferred Stock underlying the Company Series C Warrants not exercised prior to the Closing, all calculated as of immediately prior to the Effective Time.
“Fully Vested Option Shares” means, as of any date, shares of Company Common Stock which are issuable upon the exercise of a Company Option as of such date and which would not, upon such exercise and issuance, be subject to any repurchase right or other vesting restriction.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
“Government” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, arbitral tribunal, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
“Initial Outstanding Company Common Stock” means the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including (I) Dissenting Shares and (II) any shares of Company Common Stock issued upon exercise of Company Options prior to the Closing) and (B) the aggregate number of Fully Vested Option Shares underlying all Company Options not so exercised prior to the Closing..
“IP” means patents, patent applications, docketed inventions, trademarks, trade names, service marks, copyrights, computer programs and other software, domain names, URLs, websites, trade secrets, confidential and proprietary business information, processes, know how, engineering, drawings, plans and product specifications, all other intellectual property, including all promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, all telephone numbers, telephone and advertising listings, customer, supplier and distributor lists and all other information and data relating to the customers or suppliers, all product development, packaging development, and any licenses, license agreements and applications related to any of the foregoing.
“Inventory” means all inventories of raw materials, work-in-process, finished goods and the like.
“Knowledge” shall mean (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to the Company, (1) the actual knowledge of any of Igor Best-Devereux, Dion Davidson, David Winslow, Paul Henriod and Ian Waite; provided that such persons shall have made due and diligent inquiry of such employees and other personnel of the Company whom such persons reasonably believe would have knowledge of the matters represented, and (2) the actual knowledge of the directors of the Company.
“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued or reflected on financial statements prepared in accordance with GAAP or is disclosed or required to be disclosed on any Schedule to this Agreement.
“Lien” means any mortgage, deed of trust, title defect or restriction, lien or objection, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, encumbrance, claims or charge of any kind or nature whatsoever.
“Material Adverse Effect” means a material adverse effect on, or a material adverse change in, the operations, affairs, prospects, condition (financial or otherwise), results of operations, assets, Liabilities, reserves or any other aspect of the Company, other than any effect, or change resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company operates, (C) changes in any Applicable Law (or change in the enforcement of any Applicable Law by any Government authority) or GAAP, or (D) actions by the Company taken with the prior written consent of Parent or otherwise contemplated by the parties hereto in connection with this Agreement, or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations for services or losses of members or customers or (but only, in the case of the foregoing clauses (A) through (C), to the extent that such changes or developments occur after the date hereof and do not have a disproportionate impact on the Company relative to the other participants in the industries in which it operates).
“Net Merger Consideration Amount” means the Merger Consideration minus the sum of (i) the Preferred Aggregate Liquidation Amount and (ii) the Common Stock Liquidation Amount.
“Option Holder” means the holder of a Company Option.
“Option Payment” means in respect of a Company Option, a cash payment equal to (A) the Common Per Share Amount multiplied by the maximum number of Fully Vested Option Shares that are issuable upon the exercise of such Company Option, reduced by (B) the sum of the aggregate exercise price that would be required to be paid for such Fully Vested Option Shares.
“Outstanding Series A Preferred Stock” means the number of shares of Series A Preferred Stock outstanding as of the Effective Time.
“Outstanding Series B Preferred Stock” means the number of shares of Series B Preferred Stock outstanding as of the Effective Time.
“Outstanding Series C Preferred Stock” means the number of shares of Series C Preferred Stock outstanding as of the Effective Time.
“Permitted Liens” means: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due; and (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent; provided, however, that, none thereof individually or in the aggregate interfere with or adversely affect the value, marketability or current use of any assets in the business as conducted by the Company and further provided, with respect to each of clauses (i) and (ii), no Lien shall be a Permitted Lien unless all Liabilities secured thereby are fully accrued as accounts payable or accrued expenses on the Closing Date (whether or not such Liabilities would be considered current liabilities in accordance with GAAP).
“Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate, joint venture, unincorporated organization, Government or other entity.
“Preferred Aggregate Liquidation Amount” means the sum of the Series A Aggregate Liquidation Amount, the Series B Aggregate Liquidation Amount and the Series C Aggregate Liquidation Amount.
“Pro Rata Portion” means, with regard to each Equity Holder, the quotient expressed as a percentage, equal to the aggregate Merger Consideration payable to such Equity Holder, divided by the Merger Consideration.
“Reference Rate” means the per annum rate of interest announced from time to time by SunTrust Bank, N.A. (or any successor) as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the announcement of such change. Notwithstanding the foregoing, in no event shall the rate of interest payable by any party hereto under this Agreement exceed the maximum rate permitted by Applicable Law with respect to such payments under this Agreement.
“Related Party” means any shareholder, partner, interest holder, director, officer or executive employee of a Person, any family member of any shareholder, partner, interest holder, director, officer or executive employee of a Person, or any other Person that, directly or indirectly, alone or together with others, Controls, is Controlled by or is under common Control with such Person or any shareholder, partner, interest holder, director, officer or executive employee of such Person.
“Series A Aggregate Liquidation Amount” means the Series A Per Share Amount multiplied by the Outstanding Series A Preferred Stock.
“Series A Per Share Amount” means the Series A Liquidation Amount as of the Effective Time as defined and as calculated in accordance with the terms of the Company's Third Amended and Restated Certificate of Incorporation.
“Series B Aggregate Liquidation Amount” means the Series B Per Share Amount multiplied by the Outstanding Series B Preferred Stock.
“Series B Per Share Amount” means the Series B Liquidation Amount as of the Effective Time as defined and as calculated in accordance with the terms of the Company's Third Amended and Restated Certificate of Incorporation.
“Series C Aggregate Liquidation Amount” means the Series C Liquidation Amount multiplied by the Outstanding Series C Preferred Stock.

“Series C Liquidation Amount” means the Series C Liquidation Amount as of the Effective Time as defined and as calculated in accordance with the terms of the Company's Third Amended and Restated Certificate of Incorporation.
“Series C Per Share Amount” means the Series C Liquidation Amount plus the Series C Secondary Per Share Amount plus the Common Per Share Secondary Amount.
“Series C Secondary Per Share Amount” means twenty-five percent (25%) of the Common Stock Liquidation Amount divided by the sum of the Outstanding Series C Preferred Stock plus the number of shares of Series C Preferred Stock underlying the Company Series C Warrants as of immediately prior to the Effective Time.
“Series C Warrant Payment” means in respect of a Company Series C Warrant, a cash payment equal to (A) the sum of the Series C Secondary Per Share Amount plus the Common Per Share Secondary Amount multiplied by (B) the number of shares of Series C Preferred Stock issuable upon exercise of such Company Series C Warrant as of immediately prior to the Effective Time.
“Shares” means all of the shares of Company Stock issued and outstanding as of the Effective Time.
“Stockholder” means a holder of Company Stock.
“Tax” or “Taxes” means all taxes, assessments or impositions imposed of any nature including: (i) federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, estimated taxes, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Government (domestic or foreign) responsible for the imposition of any such tax; and (ii) any liability with respect to the foregoing as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, whether arising as a result of any agreement or otherwise by operation of law.
“Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax (including estimated Tax payments, elections and changes in accounting method), and any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
“Transaction Bonus Payments” means the payments described in Schedule 3.02(1) of the Company Disclosure Schedule.
“Transaction Expenses” means all costs, fees and expenses incurred (whether or not invoiced) by the Company or the Subsidiary in connection with this Agreement and the transactions contemplated hereby, including (A) fees and expenses of advisors, investment bankers, lawyers and accountants arising of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby, (B) fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any governmental entity or third parties on behalf of the Company, (C) all brokers' or finders' fees and (D) fees and expenses of the Company's current accountants and auditors to complete the 2010 year-end audit and preparation and filing of the 2010 year-end Tax Returns. For the avoidance of doubt, Transaction Expenses do not include (1) any Taxes related to or arising from the transactions contemplated in this Agreement or (2) the Transaction Bonus Payments.

“Warrant Holder” means the holder of a Company Series C Warrant.
1.02 Index of Other Defined Terms. In addition to the terms defined in Section 1.01 above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Defined Term	Section	Defined Term	Section
Accounting Principles	3.05	ERISA	3.16(a)
Acquisition Proposal	5.05	Escrow Agent	2.08
Agent	Preamble	Escrow Agreement	2.08
Agent Fund	10.02(d)	Escrow Amount	2.04(a)
Basket	8.01(b)	Escrow Fund	2.08
Benchmark Net Working Capital	2.02(b)(ii)	Escrow Release Date	2.08
Business	Recitals	Estimated Adjustment Amounts	2.02(c)
Cash Payment	2.02(b)	Estimated NWC Adjustment	2.02(c)
Certificate of Merger	2.01(b)	Estimated Merger Consideration	2.02(c)
Chosen Firm	2.05(b)	Final NWC Adjustment	2.05(c)
Claim Amount	2.08	Financial Reports	3.05
Claim Notice	2.08	FMLA	3.16(d)
Closing	2.01(b)	Hazardous Substance	3.14
Closing Balance Sheet	2.05(c)	HIPAA	3.16(d)
Closing Date	2.01(b)	Indemnitee	8.01(a)
Closing Indebtedness	2.02(d)	Information Statement	5.03
Closing Option Consideration	2.03(a)(i)	Insurance Policies	3.19
COBRA	3.16(d)	IRS	3.16(b)
Company	Preamble	Lease	3.13(c)
Company Common Stock	3.03(a)(ii)	Leased Real Property	3.13(b)
Company Common Warrant	2.02(f)	Letter of Transmittal	2.04(b)
Company Disclosure Schedule	Article III	Material Contract	3.09(d)
Company Preferred Stock	3.03(a)(i)	Maximum Cash Payment	2.02(g)
Company Share Certificates	2.04(b)	Merger	Recitals
Company Software	3.17(b)	Merger Consideration	2.02(b)(i)
Company Stock	3.03(a)(ii)	Merger Sub	Preamble
Covered Employees	3.16(a)	Net Working Capital	2.02(b)(iv)
DCGL	Recitals	Non Disclosure Agreement	5.02
Dissenting Shares	2.09(a)	NWC Adjustment	2.02(b)(v)
Dissenting Share Payments	2.09(b)	Option Exercise Date	2.03(a)
DOL	3.16(b)	Orders	3.11
Effective Time	2.01(b)	Organizational Documents	3.01
Eligible Accounts Receivable	2.02(b)(iii)	Parent	Preamble
Employee Benefit Plan	3.16(a)	Paying Agent	2.04(b)
Environmental Laws	3.14	PBGC	3.16(b)

Defined Term	Section	Defined Term	Section
Permits	3.11	Series C Preferred Stock	3.03(a)(i)
Proceeding	3.07(a)	Share Encumbrances	3.03(b)
Proposed Amounts	2.05(a)	Subsidiary	3.01
Required Approval	3.04	Surviving Corporation	2.01(a)
Section 6.06 Indemnified Parties	6.06	Transaction Agreements	3.02
Scheduled Intellectual Property	3.17(a)	Unpaid Closing Indebtedness	2.05(a)
Series A Preferred Stock	3.03(a)(i)	Unpaid Transaction Expense	2.05(a)
Series B Preferred Stock	3.03(a)(i)

ARTICLE II
MERGER

2.01 Merger
(a)Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

(b)As soon as practicable and in any event within two Business Days after all of the conditions to Closing set forth in Sections 7.01 and 7.02 have been satisfied or waived by the party or parties entitled to waive the same, or on such other date as to which Parent and the Company may mutually agree in writing (“Closing Date”), the parties shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall take place at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, or at such other location as to which Parent and the Company may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”).
(c)At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
(d)At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation,

instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is eReinsure.com, Inc.”

(e)At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to eReinsure.com, Inc.

(f)The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

(g)At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Applicable Law.

.2.02 Merger Consideration
(a)At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:

(i)each share of Company Common Stock issued and outstanding as of the Effective Time (other than Dissenting Shares (as defined in Section 2.09)) shall, by virtue of the Merger and without any action on the part of the Stockholders, be cancelled and terminated and converted into the right to receive (A) an amount of cash equal to the Common Per Share Amount multiplied by the Closing Percentage, (B) an amount of cash up to an amount equal to the Common Per Share Amount multiplied by the Escrow Percentage, if, as and when the Escrow Fund is released in accordance with this Agreement and the Escrow Agreement and (C) an amount of cash up to an amount equal to the Common Per Share Amount multiplied by the Agent Fund Percentage, if as and when the Agent Fund is released;
(ii)each share of Series A Preferred Stock issued and outstanding as of the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Stockholders, be cancelled and terminated and converted into the right to receive (A) an amount of cash equal to the Series A Per Share Amount multiplied by the Closing Percentage, (B) an amount of cash up to an amount equal to the Series A Per Share Amount multiplied by the Escrow Percentage, if, as and when the Escrow Fund is released in accordance with this Agreement and the Escrow Agreement and (C) an amount of cash up to an amount equal to the Series A Per Share Amount multiplied by the Agent Fund Percentage, if, as and when the Agent Fund is released;

(iii)each share of Series B Preferred Stock issued and outstanding as of the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Stockholders, be cancelled and terminated and converted into the right to receive (A) an amount of cash equal to the Series B Per Share Amount multiplied by the Closing Percentage, (B) an amount of cash up to an amount equal to the Series B Per Share Amount multiplied by the Escrow Percentage, if, as and when the Escrow Fund is released in accordance with this Agreement and the Escrow Agreement and (C) an amount of cash up to an amount equal to the Series B Per Share Amount multiplied by the Agent Fund Percentage, if, as and when the Agent Fund is released;
(iv)each share of Series C Preferred Stock issued and outstanding as of the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Stockholders, be cancelled and terminated and converted into the right to receive (A) an amount of cash equal to the Series C Per Share Amount multiplied by the Closing Percentage, (B) an amount of cash up to an amount equal to the Series C Per Share Amount multiplied by the Escrow Percentage, if, as and when the Escrow Fund is released in accordance with this Agreement and the Escrow Agreement and (C) an amount of cash up to an amount equal to the Series C Per Share Amount multiplied by the Agent Fund Percentage, if, as and when the Agent Fund is released;
(v)each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(vi)each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation.

(b)As used herein, the following terms have the respective meanings set forth below:

(i)“Merger Consideration” shall equal the sum of: (x) Thirty Seven Million Dollars ($37,000,000) (the “Cash Payment”), plus (y) the NWC Adjustment, as determined pursuant to Section 2.05, plus the aggregate exercise price of all Company Options to the extent that Merger Consideration is being paid in respect to Fully Vested Options underlying such Company Options, minus Transaction Expenses, minus Closing Indebtedness not paid by the Company pursuant to Section 2.07.

(ii)“Benchmark Net Working Capital” means $1,500,000.

(iii)“Eligible Accounts Receivable” means accounts receivable of the Company and the Subsidiary, determined on a consolidated basis, as of the Closing Date, but excluding any accounts receivable to the extent written off or written down as uncollectible as of the Closing Date.

(iv)“Net Working Capital” means, as of any relevant time, (x) the sum of (i) cash and cash equivalents, plus (ii) Eligible Accounts Receivable (net of any bad debt reserve), plus (iii) prepaid expenses or deposits, minus (y) the sum of (i) accounts payable and (ii) accrued expenses and other current liabilities, including Transaction Bonus Payments but not including Transaction Expenses, all to the extent the same would be reflected as current assets or current liabilities on a balance sheet of the Company as of such date prepared in accordance with the Accounting Principles. Notwithstanding anything to the contrary in the foregoing, no note receivable or other receivable for money borrowed by any Stockholder or Related Party shall be reflected as an asset pursuant to clause (x) above, nor shall any prepaid income Taxes or income Tax accruals or liabilities be reflected as assets, liabilities or expenses pursuant to clauses (x) or (y) above.
(v)“NWC Adjustment” means (x) the Net Working Capital as of the Effective Time as determined pursuant to Section 2.05, minus (y) the Benchmark Net Working Capital.
For the avoidance of doubt, any or all of the Net Working Capital and the NWC Adjustment may be negative numbers.
(c)At least one (1) Business Day before the Closing, the Company shall deliver to Parent a balance sheet of the Company as of the last day of the month immediately preceding the Closing Date and a written calculation of the estimated Net Working Capital as of the Closing and estimated NWC Adjustment (“Estimated NWC Adjustment” and collectively with the estimated Net Working Capital, the “Estimated Adjustment Amounts”). The balance sheet referred to in the preceding sentence and the calculation of the Estimated Adjustment Amounts shall be prepared in good faith and in accordance with the Accounting Principles. As used herein, the term “Estimated Merger Consideration” shall mean an amount calculated in the same manner as the Merger Consideration, using the Estimated Adjustment Amounts. Prior to the Closing, the Company shall, at the request of Parent and during normal business hours afford Parent and its advisors access to the books and records of the Company and otherwise reasonably cooperate with Parent and its advisors in order to permit Parent and its advisors to review the balance sheet provided by the Company and the Estimated Adjustment Amounts. If Parent disagrees in good faith with the Company's calculation of any Estimated Adjustment Amount or the Estimated Merger Consideration, and Parent and the Company are unable to resolve such disagreements prior to the Closing Date, then, solely for purposes of determining the payments to be made at Closing, the Estimated Adjustment Amount and Estimated Merger Consideration shall each be the average of the Estimated Adjustment Amount and Estimated Merger Consideration, as applicable, proposed by the Company and that proposed by Parent.

(d)At least one (1) Business Day before the Closing, the Company shall deliver to Parent a schedule of all Debt (including any interest or other charges to be accrued thereon through the Closing) created, issued or incurred by the Company for borrowed money, including bank loans, loans from Stockholders, notes payable, capital lease obligations, if any, and guarantees of indebtedness for borrowed money of others (“Closing Indebtedness”).

(e)At least one (1) Business Day before the Closing, the Company shall deliver to Parent a certificate that discloses and certifies the amount of the Preferred Aggregate Liquidation Amount and the amount of the Common Stock Liquidation Amount.

(f)Attached hereto as Schedule 2.02(f) is a schedule reflecting the number and class of shares of Company Stock held by each Stockholder, the number of Company Options held by each Option Holder, the number of Company Series C Warrants owned by each Warrant Holder, the number of warrants to purchase shares of Company Common Stock (each, a “Company Common Warrant”) held by the holder of such Company Common Warrants, the amount of Merger Consideration allocated to each Equity Holder, as well as each such Equity Holder's Pro Rata Portion. The Company shall deliver to Parent a revised Schedule 2.02(f) no later than one (1) Business Day prior to the Closing Date.

(g)Notwithstanding anything in this Agreement to the contrary, the aggregate cash amount payable by Parent and the Surviving Corporation hereunder pursuant to Sections 2.02 and 2.03 shall not under any circumstances exceed an amount equal to the sum of (i) the Cash Payment, plus (ii) the NWC Adjustment (the “Maximum Cash Payment”). To the extent Sections 2.02 or 2.03 would otherwise obligate Parent and the Surviving Corporation to pay in the aggregate any amount in excess of the Maximum Cash Payment, the aggregate amount payable to Equity Holders under Sections 2.02 and 2.03 shall be appropriately reduced so that such amount payable by Parent and the Surviving Corporation does not exceed the Maximum Cash Payment.

2.03 Company Stock Options; Company Warrants

(a)Company Options. In lieu of any assumption of or substitution for Company Options, each Company Option as of the Closing, to the extent not exercised prior to the Closing (the “Option Exercise Date”), shall, in the case of vested Company Options, be converted automatically into a right of the holder thereof to receive from Parent, without any exercise or other action on the part of such holder (but subject to any and all withholding obligations of the Company or Parent, as applicable) the cash payments set forth in Section 2.03(a)(i).

(i)Vested Options. Promptly following the Closing, Parent shall pay to each holder of a Company Option in respect of which Fully Vested Option Shares are issuable as of immediately prior to the Effective Time a cash payment equal to the Option Payment due in respect of such Company Option multiplied by the Closing Percentage (the aggregate of such payments herein referred to as the “Closing Option Consideration”). Each holder of a Company Option in respect of which Fully Vested Option Shares are issuable as of immediately prior to the Effective Time shall also have the right to receive from the Escrow Fund an amount of cash up to an amount equal to the Option Payment due in respect of such Company Option multiplied by the Escrow Percentage, if, as and when the Escrow Fund is released in accordance with this Agreement and the Escrow Agreement. Each holder of a Company Option in respect of which Fully Vested Option Shares are issuable as of immediately prior to the Effective Time shall also have the right to receive from the Agent Fund an amount of cash up to an amount equal to the Option Payment due in respect of such Company Option multiplied by the Agent Fund Percentage, if, as and when the Agent Fund is released.

(ii)Unvested Options. Immediately prior to the Effective Time, each then unexercised and outstanding Company Option in respect of which no Fully Vested Option Shares are issuable as of immediately prior to the Effective Time shall be cancelled and extinguished and shall not be assumed or otherwise replaced by Parent.

(b)Company Series C Warrants. At the Effective Time, each Company Series C Warrant that is outstanding as of the Effective Time shall be cancelled and terminated and converted into the right to receive:
(i)an amount of cash equal to the product of (A) the Series C Warrant Payment multiplied by (B) the Closing Percentage;

(ii)an amount of cash from the Escrow Fund up to an amount equal to the product of (A) the Series C Warrant Payment multiplied by (B) the Escrow Percentage, if, as and when the Escrow Fund is released in accordance with this Agreement and the Escrow Agreement; and

(iii)an amount of cash from the Agent Fund up to an amount equal to the product of (A) the Series C Warrant Payment multiplied by (B) the Agent Fund Percentage, if, as and when the Agent Fund is released.

(iv)At the Effective Time, all such Company Series C Warrants shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Series C Warrant shall cease to have any rights with respect thereto, except the right to receive the cash payments, if any, described in this Section 2.03(c).

2.04 Mechanics for Payments at Closing

(a)Payments. At Closing, Parent shall pay or cause to be paid:

(i)To the Escrow Account, by wire transfer of immediately available funds, an amount equal to One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) (the “Escrow Amount”);
(ii)To each lender under Closing Indebtedness, by wire transfer of immediately available funds, the amounts owed by the Company to such lender as set forth in the certificate referenced in Section 2.02(d), in accordance with wire instructions delivered by the Company at least one (1) Business Day prior to the Closing;
(iii)By wire transfer of immediately available funds, all Transaction Expenses that are unpaid as of the Closing Date and set forth in a certificate from the Company, in accordance with wire instructions delivered by the Company at least one (1) Business Day prior to the Closing;
(iv)To the Company's payroll agent, by wire transfer of immediately available funds, the aggregate Closing Option Consideration payable to holders of Company Options that are employees of the Company;

(v)By wire transfer of immediately available funds, the aggregate Closing Option Consideration payable to the holders of Company Options that are not employees of the Company as directed by the Company;
(vi)To the account the Agent has notified to Parent will hold the Agent Fund Amount; and
(vii)To the Paying Agent, by wire transfer of immediately available funds, an amount equal to the Estimated Merger Consideration, minus the Closing Option Consideration, minus the Escrow Amount, minus the Agent Fund Amount.

(b)Procedure In General. In accordance with the other terms of this Agreement and other than as described in Section 2.04(a) above, only holders of shares of Company Stock, holders of Company Series C Warrants and holders of Company Options in respect of which Fully Vested Options Shares are issuable as of immediately prior to the Effective Time shall receive payments at Closing. From and after the Effective Time, a bank or trust company to be designated by Parent shall act as paying agent (the “Paying Agent”) in effecting the exchange of cash for certificates that represented Company Stock or any certificates, contracts, agreements or instruments that represented outstanding Company Series C Warrants or Company Options in respect of which Fully Vested Option Shares underlying such Company Option were issuable (collectively, “Company Share Certificates”). As promptly as practicable after the Effective Time but in no event later than three (3) Business Days following the Effective Time, Parent and the Paying Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and instructions for use in surrendering such Company Share Certificates and receiving cash pursuant to this Agreement. Upon the surrender of each Company Share Certificate for cancellation to the Paying Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:
(i)Parent shall cause to be paid to the holder of such Company Share Certificate in exchange therefor cash in the amount such holder is entitled pursuant to this Agreement; and
(ii)the Company Share Certificates so surrendered shall forthwith be cancelled.
(c)In the event of a valid transfer of ownership of shares of Company Stock or a Company Series C Warrant that is not registered in the transfer records of the Company, the applicable cash amount may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock or Company Series C Warrant, as applicable, is presented to Parent, accompanied by all documents required to evidence and effect such valid transfer and evidence that (i) the shares of Company Stock or Company Series C Warrant, as applicable, are transferable and (ii) any applicable transfer taxes have been paid.

(d)Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to dissenters rights under the DGCL and Section 2.09, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable cash amount with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to this Agreement.

(e)Withholding of Taxes. The Company, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any Merger Consideration payable pursuant to this Agreement to any holder or former holder of Company Stock, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable legal requirement and to request and receive from such holder or former holder any relevant tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Government, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)Adjustments for Stock Splits, Etc. If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
.
2.05 Calculation of NWC Adjustment
(a)Within one hundred twenty (120) days after the Closing Date, Parent will cause to be prepared and delivered to Agent a balance sheet of Company as of the Effective Time, prepared in accordance with the Accounting Principles, together with (i) written calculations of the Net Working Capital as of the Effective Time derived therefrom and the proposed NWC Adjustment, (ii) a description of (A) all Closing Indebtedness as of and including the Closing Date not paid by the Company prior to the Closing pursuant to Section 2.07 or paid at Closing pursuant to Section 2.04 (“Unpaid Closing Indebtedness”), and (B) all Transaction Expenses not paid by or on behalf of the Company prior to Closing pursuant to Section 10.04, except to the extent paid at closing pursuant to Section 2.04 or included in current liabilities of the Company for purposes of calculating Net Working Capital (“Unpaid Transaction Expenses”) (collectively, the “Proposed Amounts”). The Proposed Amounts shall be binding and conclusive upon the parties unless Agent gives written notice of disagreement to Parent within thirty (30) days after receipt of the balance sheet and Proposed Amounts, such notice to specify in reasonable detail the nature, basis and extent of such disagreement. During such 30-day period, Parent will make or cause to be made available to Agent and its representatives all work papers and other supporting documentation used in preparing the draft balance sheet or the Proposed Amounts. If Parent and Agent mutually agree upon the resolution of any disputes relating to the Proposed Amounts within fifteen (15) days after Parent's receipt of Agent's notice of disagreement, such agreement shall be binding and conclusive upon all of the parties hereto.

(b)If Parent and Agent are unable to resolve any such disagreements within such period, Parent or Agent may refer the accounting matters remaining in dispute for final determination to KPMG LLP, or if such firm is unwilling or is unable to accept such appointment, then such other reputable, national, independent accounting firm as Parent and Agent may designate by mutual agreement, or failing such agreement, as may be designated by an arbitral panel convened pursuant to Section 10.13 upon demand of Parent or Agent (the firm so designated, the “Chosen Firm”). The Chosen Firm shall only consider and have authority to resolve those accounting matters specifically referred to it for resolution. The Chosen Firm shall apply the Accounting Principles and the provisions of this Section 2.05 and Section 2.06 in resolving any dispute pursuant hereto. The parties shall use their reasonable commercial efforts to cause the Chosen Firm to resolve any such disputed accounting matters within thirty (30) days after each referral. The decision of the Chosen Firm as to any accounting matters in dispute shall be in writing and shall be final and binding upon all parties hereto for all purposes. Any disagreements among the parties with respect to any matters of law or the interpretation of this Agreement remain subject to the dispute resolution provisions set forth in Section 10.13, and the Chosen Firm shall have no authority to decide such matters unless specifically agreed by Parent and Agent at the time, and any dispute as to whether a matter is an accounting matter or a matter of law or interpretation of this Agreement will, unless otherwise agreed by Parent and Agent at the time, be resolved pursuant to the dispute resolution procedures set forth in Section 10.13. The fees and disbursements of the Chosen Firm shall be borne by the non-prevailing party.

(c)The NWC Adjustment as finally determined pursuant to this Section 2.05 is referred to herein as the “Final NWC Adjustment”; the balance sheet prepared by Parent, as amended to reflect any modifications agreed to by Parent and Agent or made by the Chosen Firm, is referred to herein as the “Closing Balance Sheet”. For the avoidance of doubt, the Final NWC Adjustment may be a negative number.

.2.06 Payment of Final NWC Adjustment and Other Amounts
(a)The Agent and Parent shall jointly instruct the Escrow Agent to promptly pay to Parent out of the Escrow Fund an amount equal to the sum of (i) all Unpaid Closing Indebtedness, if any, plus (ii) all Unpaid Transaction Expenses, if any.
(b)If the Estimated NWC Adjustment exceeds the Final NWC Adjustment, Agent and Parent shall jointly instruct the Escrow Agent to promptly pay to Parent out of the Escrow Fund an amount equal to such excess.
(c)If the Estimated NWC Adjustment is less than the Final NWC Adjustment, Parent shall promptly pay the Paying Agent (for the account and benefit of the Equity Holders) the amount of such deficiency. Such amounts shall be released to the Equity Holders in accordance with Section 2.02 and Section 2.03.
(d)Any payment to be made pursuant to this Section 2.06 shall be paid in immediately available funds within five (5) Business Days after the final determination of the

Final NWC Adjustment pursuant to Section 2.05. Notwithstanding any other provision hereof, if, pursuant to Section 2.05, there is a dispute as to the Final NWC Adjustment under Section 2.05, Agent and Parent shall cause to be paid such net amounts as are not in dispute between Parent and Agent, pending final determination pursuant to Section 2.05 either to Parent or to the Paying Agent for distribution to the Equity Holders, as applicable.

2.07 Closing Indebtedness. Prior to or at the Closing, the Company shall pay in full all Closing Indebtedness not to be paid in accordance with Section 2.04(a)(ii) and shall deliver to Parent satisfactory evidence that all such Closing Indebtedness has been paid in full.

2.08 Establishment of Escrow . The Escrow Amount will be held and disbursed by U.S. Bank, N.A. (the “Escrow Agent”) pursuant to the escrow agreement (the “Escrow Agreement”) to be entered into at or before Closing substantially in the form attached hereto as Exhibit A for the purpose of securing and funding the Equity Holders' obligations pursuant to Article VIII or any other provision hereof (the “Escrow Fund”). Distributions of any amounts from the Escrow Fund shall be governed by the terms and conditions of the Escrow Agreement and Article VIII of this Agreement. Subject to the terms and provisions of this Section 2.08 and the Escrow Agreement, on the first Business Day following the first anniversary of the Closing Date (the “Escrow Release Date”), the Escrow Agent shall disburse to the Equity Holders, in accordance with their respective Pro Rata Portions, the Escrow Fund (as reduced by any amounts previously disbursed to Parent pursuant to the Escrow Agreement) in accordance with the terms of the Escrow Agreement. In the event, however, that Agent has received, on or before the Escrow Release Date, a notice (a “Claim Notice”) submitted in good faith by Parent that the Escrow Agent may be required to disburse all or a portion of the Escrow Fund, such claimed amount (the “Claim Amount”) to Parent pursuant to Section 8.01(a), then the portion of the Escrow Fund subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been resolved. As soon as any dispute with respect to any such Claim Amount has been resolved in accordance with the terms of the Escrow Agreement, the Escrow Agent shall be instructed to disburse such portion of the Escrow Fund, if any, that is required to be disbursed to Parent pursuant to Section 8.01(a) in connection with such Claim Amount, and the Escrow Agent shall disburse the entire remaining portion of the Escrow Amount, if any, to the Equity Holders in accordance with their respective Pro Rata Portion.

2.09 Dissenting Shares
(a)Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable cash amount. Such Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable cash amount, without any interest thereon, upon the surrender, in the manner provided for herein.

(b)The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Damages (including attorneys' and consultants' fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments.

2.10 No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11 No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation, or any other party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

2.12 Surrender of Certificates; Lost, Stolen or Destroyed Certificates. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Share Certificate or Company Series C Warrant with respect to shares of Company Stock formerly represented thereby until the holder of record of such Company Share Certificate or Company Series C Warrant shall have surrendered such Company Share Certificate or Company Series C Warrant and the Letter of Transmittal with respect thereto. In the event any Company Share Certificates or Company Series C Warrants shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates or warrants, upon the making of an affidavit of that fact by the holder thereof, a replacement certificate or warrant in such amount; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates or warrants to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance acceptable to Parent or its agent, against any claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.
.2.13 Taking of Necessary Further Action .  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Parent a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any section of the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification only with respect to those sections of this Agreement that expressly reference such section or subsection of any schedule of the Company Disclosure Schedule, and not to any other section of this Agreement, unless otherwise expressly so stated, a cross-reference is made from one section or subsection of any schedule of the Company Disclosure Schedule to another, or if it is reasonably apparent from the disclosure that such disclosure is applicable to such other section of this Agreement. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the business, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.
The Company represents and warrants to Parent, as of the date of this Agreement and again as of the Closing Date, as follows:
3.01 Organization.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. The Company is not required to be qualified to conduct business in any state other than: (i) the states set forth in Schedule 3.01, in which states the Company is duly qualified to do business and in good standing, and (ii) such other states where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. True and correct copies of the certificate of incorporation, bylaws, stockholder agreements and any similar governing or constitutive documents or agreements (collectively, the “Organizational Documents”) of the Company, each as currently in effect, have been delivered to Parent.

(b)The Company has one subsidiary, eReinsure (UK) Limited, a private company limited by shares organized under the laws of England and Wales (the “Subsidiary”).

The Subsidiary is duly organized, validly existing and in good standing under the laws of England and Wales and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. The Subsidiary has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding shares of capital stock of the Subsidiary are owned beneficially and of record by the Company, free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever, and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which the Subsidiary is or may become obligated to issue any shares of its capital stock to any person other than the Company.

.3.02 Authority; Enforceability. The Company has the full right, power and authority to execute and deliver this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by it pursuant to this Agreement, including those specified in Article VII to be delivered at or before the Closing (collectively with this Agreement, the “Transaction Agreements”), and, subject to obtaining the necessary approvals of the stockholders of the Company, to perform its obligations thereunder. The Transaction Agreements to which the Company is a party constitute, assuming the due authorization, execution and delivery by the other parties thereto, the legally binding obligations of the Company, and are enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity. The execution, delivery and performance of the Transaction Agreements by the Company, and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action of and the Company and do not and will not: (a) violate any provision of Applicable Law applicable to the Company; (b) contravene, conflict with, or result in a violation of: (i) any provision of the Company's Organizational Documents; or (ii) any resolution adopted by the Board of Directors or stockholders of the Company; or (c) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, any of the Material Contracts to which the Company is a party or by which its assets are bound, in each such case with or without the giving of notice, the passage of time or both.

3.03 Capitalization.
(a)The entire authorized capital stock of the Company consists of:
(i)10,000,000 shares of Preferred Stock, (A) 2,040,816 of which have been designated Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), 1,020,408 of which are issued and outstanding and which immediately before the Closing will be convertible into 1,020,408 shares of Company Common Stock; (B) 2,040,816 of which have been designated Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), 981,877 of which are issued and outstanding and which immediately before the Closing will be convertible into 981,877 shares of Company Common Stock; and (C) 3,500,000 of which have been designated Series C Convertible Preferred Stock, par value $0.00001 per share, of the Company (the “Series C

Preferred Stock,” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Company Preferred Stock”), 2,040,817 of which are issued and outstanding and which immediately before the Closing will be convertible into 2,040,817 shares of Company Common Stock; and

(ii)20,000,000 shares of Common Stock, par value $0.00001 per share (“Company Common Stock,” and together with the Company Preferred Stock, the “Company Stock”), of which 3,841,633 shares are issued and outstanding.

(b)The outstanding shares of Company Stock as of the date of this Agreement are owned as set forth on Schedule 2.02(f). To the Knowledge of the Company, the outstanding shares of Company Stock are free and clear of all Liens, options, and rights of other parties, and are not subject to any voting trusts, proxies, stockholder or similar agreements except for those agreements and instruments listed on Schedule 2.02(f) (collectively “Share Encumbrances”).

(c)All shares of Company Stock have been validly authorized and duly issued and are fully-paid and non-assessable, and were not issued in violation of any Applicable Laws, or any preemptive or similar rights. Except as set forth on Schedule 3.03(c), there are no outstanding:
(i)options, warrants, rights of first refusal or other rights to purchase from the Company any Shares or other securities of the Company (including any shares currently held as treasury shares);
(ii)securities convertible into or exchangeable for Shares or other securities of the Company (including any shares currently held as treasury shares by the Company);

(iii)Contracts or commitments of any kind for the issuance of additional shares, options, warrants or other securities of the Company or which are intended to track or otherwise reflect the economic performance or change in value of the Company; or

(iv)Contracts, rights or options pursuant to which the Company is or may become required or has or may have the right to redeem, purchase or otherwise reacquire any Shares or other securities of the Company, and there are no preemptive rights with respect to any Shares or other securities of the Company.

(d)Except for the Subsidiary, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (C) any assets comprising the business or obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

.3.04 Consents
. Except as set forth on Schedule 3.04, there are no registration, filings, applications, notices, transfers, consents, approvals, orders, qualifications or waivers required under any Applicable Law or Contract to be obtained by the Company in connection with the execution and delivery of any Transaction Agreement or the consummation of the transactions contemplated thereby (each, a “Required Approval”) other than (a) the approval and adoption of this Agreement and the Merger by the stockholders of the Company and the filing and recordation of appropriate merger documents as required by the DGCL; (b) pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, if any; and (c) such other registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications or waivers which if not obtained or made would not, individually or in the aggregate, be material or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
3.05 Company Financial Reports The Company has previously delivered to Parent the financial statements of the Company identified on Schedule 3.05 (collectively, the “Financial Reports”). The Financial Reports (a) are true and correct in all material respects, (b) were prepared in accordance with GAAP consistently applied except as described on Schedule 3.05 (the “Accounting Principles”), and (c) present fairly the financial condition of the Company and its results of operations as of the date(s) and for the periods therein indicated. There are no Liabilities of the Company other than: (i) as reflected in the most recent Financial Reports; (ii) Liabilities incurred since the date of the most recent balance sheet included in the Financial Reports in the ordinary course of business consistent with past practice and that are not, in the aggregate, material; (iii) executory obligations under Company Contracts listed on Schedule 3.09(a) or that are not required to be so listed; (iv) Liabilities set forth on Schedule 3.05; and (v) Transaction Expenses.

3.06 Books and Records.

(a)The books of account, minute books, stock records, and other records of the Company, all of which have been made available to Parent, have been maintained in accordance with commercially reasonable business practices and fairly and accurately provide the basis for the financial position and results of operation of the Company set forth in the Financial Reports. All of those books and records are in possession of the Company and will be put into Parent's possession at the Closing.

(b)To the Knowledge of the Company, there (i) are no significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the ability of the Company to record, process, summarize and report financial data and (ii) is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (1) the Company's transactions are executed in accordance with management's general or specific authorization; (2) the Company's transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (3) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals in connection with the preparation of the annual audits of the Company's consolidated financial statements and appropriate action is taken with respect to any differences.

(c)Since January 1, 2008, neither the Company nor the Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of any the Company or the Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, or methodologies of the Company or the Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that the Company or the Subsidiary has engaged in questionable accounting or auditing practices.

3.07 Legal Actions
(a)Except as set forth in Schedule 3.07(a), there is no demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration or governmental investigation of any nature, public or private pending, threatened by or, to the Knowledge of the Company, threatened against, the Company or the Subsidiary or involving any of their assets (each, a “Proceeding”). To the Knowledge of the Company, there is no basis for any such Proceeding.

(b)All services rendered and products sold by the Company have been in conformity with all Applicable Laws in all material respects, all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no valid basis for any present or future Proceeding giving rise to any Liability) in connection therewith. No services or products provided by the Company or any predecessor are subject to any guaranty, warranty, or other indemnity beyond the Company's standard terms and conditions of sale, copies of which have been delivered to Parent.

3.08 Personal Property
(a)Schedule 3.08(a) lists separately the owned and leased Equipment and all other tangible assets of the Company.

(b)Except as set forth on Schedule 3.08(b), the Company owns all right, title and interest in and to all of the assets and properties used or held for use by the Company in the Business, including those reflected on the Financial Reports, free and clear of any and all Liens, other than Permitted Liens.

(c)The Company's assets are in good operating condition and repair, subject to normal wear and tear commensurate with the age of the individual assets, and are adequate for the uses to which they are put, and no properties or assets necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted are in need of replacement or material maintenance or repair, except for routine replacement, maintenance and repair and no such routine replacement, maintenance and repair has been deferred within the past twelve (12) months.

(d)The assets of the Company are all of the properties, assets and rights (tangible and intangible, including rights in and to IP) necessary to conduct the Business as heretofore conducted by the Company, and are sufficient for the uninterrupted continuation of the Business after the Closing.

(e)All receivables (including trade accounts and other accounts receivable, loans receivable and advances) reflected in the most recent balance sheet of the Company in the Financial Reports, or which have arisen from the conduct of the business of the Company since the date of such most recent balance sheet, are valid and have arisen only from bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practices.

3.09 Material Contracts
(a)Schedule 3.09(a) lists each Material Contract of the Company. True and correct copies of all such written Material Contracts (and accurate summaries of any oral Material Contract) as currently in effect have previously been delivered to Parent.

(b)The Company has not breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under) or received notice of a material breach, violation or default under any Material Contract. To the Company's Knowledge, no other party obligated pursuant to such a Material Contract has materially breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under) such Material Contract.

(c)All of the Material Contracts are valid and enforceable in accordance with their terms, are in full force and effect, and will continue to be valid and enforceable and in full force and effect on identical terms following the Closing. All such Material Contracts can be fulfilled or performed by the Company in accordance with their respective terms without undue or unusual expenditures of money or effort.

(d)The term “Material Contract” means each Contract to which the Company or the Subsidiary is a party or by which it or its assets are bound that:

(i)involves the expenditure or receipt of more than Fifty Thousand Dollars ($50,000) over the remaining term thereof or Twenty Five Thousand Dollars ($25,000) in any twelve (12) month period;
(ii)includes clauses requiring the Company or the Subsidiary to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, or containing “most favored customer” or similar pricing arrangements;
(iii)requires the Company or the Subsidiary to indemnify or hold harmless any other Person or provides for a guaranty of or by the Company other than pursuant to the Company's standard terms and conditions of sale, as previously provided to Parent;
(iv)imposes on the Company or the Subsidiary any confidentiality, non-disclosure or non-compete obligation;
(v)relates to or provides for the marketing, sale or distribution of products or services, other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices or pursuant to the Company's standard terms and conditions, as previously provided to Buyer;

(vi)relates to any arrangement, agreement or relationship of any kind with any labor union or association;

(vii)provides for a partnership, joint venture, teaming or similar arrangement pursuant to which the Company or the Subsidiary shares in the profits or losses of any business with any other Person;

(viii)provides for or relates to any employment (other than at will arrangements) or consulting relationship (other than arrangements that can be terminated without cause and without penalty on thirty (30) days' prior notice) with any Person or entity;

(ix)is between the Company or the Subsidiary and any Related Party;

(x)pursuant to which (A) the Company is a lessee or sublessee of or holds or operates, any real property, or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any real property owned or held as lessee or sublessee by the Company;

(xi)pursuant to which the Company or the Subsidiary grants or is granted a license of any IP other than pursuant to the Company's standard terms and conditions, as previously provided to Buyer or pursuant to standard off-the-shelf computer software terms and conditions;

(xii)grants a Lien on any of the Company's or the Subsidiary's assets (including under conditional sales, capital leases or other title retention or security devices);

(xiii)grants or increases any severance, continuation or termination pay to any director, officer, stockholder, interest holder, partner, employee, agent or independent contractor of the Company, the Subsidiary or any Related Party; or

(xiv)extends for a term of more than twelve (12) months from the Closing Date (unless terminable by the Company without payment or penalty upon no more than thirty (30) days' notice).
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3.10 Tax Matters
(a)The Company has duly and timely filed all Tax Returns required to be filed by it under Applicable Law. All such Tax Returns were correct and complete in all material respects. The Company has heretofore delivered to Parent true and correct copies of all Tax Returns filed by the Company during the three (3) years prior to the date hereof. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid and the Company has established appropriate reserves in accordance with the Accounting Principles with respect to any Taxes not yet due and payable. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)All Taxes that the Company is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Government or other Person or, if not paid, have been appropriately reserved.3

(c)There is no dispute or claim concerning any Tax Liability of the Company claimed or raised by any Government in writing at any time in the past six (6) years. There exists no proposed tax assessment against the Company, except as disclosed in the Financial Reports or in Schedule 3.10(c).
(d)The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
(f)The Company has not entered into any agreements with federal, state or local taxing authorities, including any tax abatement or tax credit agreements.
(g)The Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.
(h)The Company has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return. The Company is not a party to any contractual obligation relating to Tax sharing or Tax allocation. The Company has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(i)The Company is not and has never been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Government requesting permission for any changes in any of its accounting methods for Tax purposes.
(j)The Company has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and has identified by regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(k)The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement, or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(l)The Company has not (a) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any other corporation.

3.11 Applicable Laws and Permits. Schedule 3.11 sets forth a list of (i) all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations necessary for the Company to conduct its business as currently conducted (collectively, “Permits”), and (ii) all orders, writs, injunctions, directives, judgments, decrees or other legal requirements applicable to the Company or its assets (collectively, “Orders”). Except as listed in Schedule 3.11:
(a)the Company holds all such Permits, each of which is in full force and effect;
(b)the business of the Company is now being, and has at all times during the past six (6) years been conducted, and the Company's assets are, and have at all times during the past six (6) years been owned and operated in compliance in all material respects with all Applicable Laws, Orders and all such Permits;

(c)the Company has received no notice of any alleged violation, breach or default of any such Applicable Laws, Orders or Permits; and

(d)no loss, non-renewal or expiration of, nor any noncompliance with, any Permit is pending or, to the Knowledge of the Company, threatened (including, without limitation, as a result of the transactions contemplated hereby), other than the expiration of such Permits in accordance with their terms.

.3.12 Certain Changes . Since June 30, 2010, the Company has conducted its business solely in the ordinary course of business consistent with past practices, and has used its commercially reasonable efforts to preserve its business and its assets and properties. Except as listed on Schedule 3.12, since June 30, 2010 there has not been any:
(a)event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses with respect to the Company, in the aggregate, of more than Fifty Thousand Dollars ($50,000);

(c)material revaluation or write-down of any of the Company's assets;

(d)amendment or termination of any Material Contract other than in the ordinary course of business or as contemplated in this Agreement;

(e)change in the accounting methods or practices of the Company, other than changes in accordance with Applicable Law, in the manner Company keeps its books or records, or in its current practices with respect to sales, receivables, Inventory, payables or accrued expenses;

(f)with respect to any employee, director or agent of Company (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of the Company; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of the Company; (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements; (iv) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of the Company; (v) change in the terms of any bonus, pension, insurance, health or other benefit plan of the Company; or (vi) representation by the Company to any employee or former employee of the Company that the Company or Parent would continue to maintain or implement any benefit plan or would continue to employ such employee after the Closing Date;
(g)disposal of any assets outside of the ordinary course of business;
(h)any waiver by the Company or the Subsidiary of a valuable right or of a material debt owed to it;
(i)sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
(j)resignation or termination of employment of any officer or key employee of the Company or the Subsidiary; and the Company has no Knowledge of the impending resignation or termination of employment of any such officer or key employee;
(k)declaration, setting aside or payment or other distribution in respect of any of the Shares or other securities of the Company, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;
(l)any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or the Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets;

(m)capital expenditures exceeding, individually or in the aggregate, Twenty Five Thousand Dollars ($25,000); or

(n)agreement by the Company to do, either directly or indirectly, any of the things described in the preceding clauses (a) through (m).

3.13 Real Property
(a)Neither the Company nor the Subsidiary owns any real property.
(b)Schedule 3.13 lists each parcel of real property leased or subleased by the Company for use in the Business (“Leased Real Property”). With respect to the Leased Real Property, the Company, holds a valid leasehold interest therein, free and clear of any Lien, other than Permitted Liens; provided, that no Permitted Lien materially impairs the continued use of any such Leased Real Property in the Business consistent with past practices or the value thereof. The Company has not granted to any Person any right to occupy or use any Leased Real Property. 3
(c)With respect to any Leased Real Property leased or subleased by the Company, all leases and subleases related thereto (each, a “Lease”) are presently in full force and effect and have not been modified, supplemented or amended. The Company is in compliance with all duties and obligations under the Leases arising on or before the date hereof. The Company has delivered to Parent true and complete copies of all Leases, including any written amendments or modifications or other agreements, and all material other documents or correspondence with the tenant or subtenant thereunder and any holder of a Lien on the tenant's or subtenant's leasehold interest thereunder. There are no obligations under any Lease to make or pay for any improvements, alterations or additions to the premises covered thereby; there is no default under any Lease, nor is there any existing condition that constitutes a default under any Lease, or that could become a default under any Lease with the giving of notice or the passage of time or both; and there are no payments or other sums due under any Lease which have not been paid. The transactions contemplated by this Agreement will not result in any default, penalty or modification under or to any Lease to which Company is a party. No notice has been received regarding the termination of any Lease.

3.14 Environmental Matters. Neither the Company nor the Subsidiary is in violation of any applicable Environmental Laws (as defined below), except for any violation which would not be reasonably likely to have a Material Adverse Effect, and to its knowledge, no material expenditures are or will be required in order to comply with any such Environmental Laws. For purposes of this Agreement, “Environmental Laws” means any Applicable Law relating to the protection of human health, safety or the environment including: (A) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, whether solid, liquid or gaseous in nature; and (B) all requirements pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances. As used herein, “Hazardous Substance” means any substance: (A) the presence of which requires investigation or remediation under any Environmental Laws; (B) which is defined as a “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (D) that is gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.
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3.15 Employment Matters
(a)Schedule 3.15(a) lists: (i) all present employees (including any leased or temporary employees) and independent contractors of the Company; (ii) each such Person's current rate of compensation; and (iii) each such employee's accrued vacation, if applicable. Schedule 3.15(a) also names any such employee who is absent from work due to a work-related injury, is receiving workers' compensation or is receiving disability compensation. There are no unpaid wages, bonuses or commissions owed to any such employees or independent contractors or contributions or payments owed to any Employee Benefit Plan other than contributions accrued in the ordinary course of business, consistent with past practice.

(b)Neither the Company nor any predecessor: (i) has experienced any organized slowdown, organized work interruption, strike or work stoppage by employees; (ii) is a party to, or is obligated by, any oral or written agreement, collective bargaining or otherwise, regarding the rates of pay, working conditions or other terms of employment of any employees; or (iii) is obligated under any agreement or otherwise obligated to recognize or bargain with any labor organization or union on behalf of any of the employees.

(c)Except as listed in Schedule 3.15(c): (i) neither the Company nor any of its officers, directors, or employees has been charged or, to the Knowledge of the Company, threatened with, the charge of any unfair labor practice, grievance, arbitration, negotiation, suit or action by any employee of the Company or representative of the Company's employees, and no petition, complaint or charge is pending against the Company before the National Labor Relations Board or any state or local agency; (ii) all officers, employees and agents of the Company are employees at-will, terminable on one-months' notice or less without penalty; and (iii) there are no outstanding agreements or arrangements with respect to severance payments with current or former employees of the Company.
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3.16 Employee Benefit Plans
(a)Schedule 3.16(a) sets forth a list of each “employee benefit plan” (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other plan, fund or arrangement providing bonuses, profit sharing benefits, pension benefits, compensation, deferred compensation, stock options, stock purchase rights, fringe benefits, severance payments, post-retirement benefits, scholarships, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments, or other benefits (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an “Employee Benefit Plan”, and collectively, the “Employee Benefit Plans”) (x) that the Company sponsors or has liability with respect to, or has any obligation to contribute to the benefit of (i) directors or employees of any Company or any other Persons performing services for the Company, (ii) former directors or employees of, or any other Persons formerly performing services for, the Company, or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, “Covered Employees”) or (y) with respect to which the Company or any ERISA Affiliate has or has had any obligation on behalf of any Covered Employee. Except as disclosed on Schedule 3.16(a), there are no other Employee Benefit Plans pursuant to which any Covered Employee is entitled to any benefits or for which the Company has any obligation. Each Employee Benefit Plan has been maintained in compliance in all material respects with the documents and instruments governing such plan.

(b)The Company has delivered to Parent, with respect to each Employee Benefit Plan, true and complete copies of: (i) the documents embodying and relating to the plan, including the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks; (ii) as applicable, annual reports including Forms 5500 (with Schedules attached), 990 and 1041 for the preceding three (3) years for the plan and any related trust; (iii) actuarial valuation reports and financial statements for the preceding year; and (iv) each communication within the preceding year involving the plan or any related trust to or from the Internal Revenue Service (“IRS”), Department of Labor (“DOL”), Pension Benefit Guaranty Corporation (“PBGC”) or any other Government and the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

(c)Neither the Company nor any ERISA Affiliate currently maintains, contributes to or participates in, nor at any time in the last six (6) years, has maintained, contributed to, participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any employee pension benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or that is subject to the provisions of Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has withdrawn or partially withdrawn from any multiemployer plan or has any withdrawal liabilities with respect to such plans. No Employee Benefit Plan has an “accumulated funding deficiency” under Code Section 412 or Section 302 of ERISA.

(d)The Company, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors thereof are referred to herein collectively as “COBRA”) or any comparable state law and has complied with and is in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Schedule 3.16(d) lists the name of each Covered Employee who has experienced a “Qualifying Event” (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 3.16(d) also lists the name of each Covered Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended (“FMLA”)) and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.
(e)With respect to each Employee Benefit Plan and except as otherwise set forth on Schedule 3.16(e):
(i)each Employee Benefit Plan that is described in Section 3(2) of ERISA and that is intended to be tax qualified qualifies under Section 401(a) of the Code and has received a determination letter from the IRS or opinion letter from counsel obtained by the plan sponsor to the effect that the Employee Benefit Plan is qualified under Section 401 of the Code and that any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or is expected to occur that caused or would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or Tax Liability;
(ii)the Employee Benefit Plan complies with and has been maintained and operated in all material respects in accordance with its respective terms and the terms and provisions of Applicable Law, including ERISA and the Code (including rules and regulations thereunder); and
(iii)no “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is expected to occur with respect to any Employee Benefit Plan which has subjected or could subject the Company, any ERISA Affiliate or Parent or any officer, director or employee of the Company, any ERISA Affiliate, Parent or any Employee Benefit Plan trustee, administrator or other fiduciary, to a Tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code or any other Liability with respect thereto.

(f)Except as set forth on Schedule 3.16(f), the consummation of the transactions contemplated by this Agreement will not give rise to any Liability for any employee benefits, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee.

(g)No amounts payable under any Employee Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h)No Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any Employee Benefit Plan qualified under Section 401(a) of the Code) to any Covered Employee who, at the time the benefit is to be provided, is a former director or employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such Person), nor have any representations, agreements, covenants or commitments been made to provide such benefits.

(i)Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated and administered in good faith compliance with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder from the period beginning October 22, 2004 through the date hereof. No Employee Benefit Plan that is a “non-qualified deferred compensation plan” has been materially modified after October 22, 2004 in a manner that would cause a plan “failure” within the meaning of Code Section 409A(a)(1)(A). No stock option granted under any Employee Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying Common Stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(j)Parent has the right to amend, modify, or terminate each Employee Benefit Plan without incurring any liability thereunder, except as to any benefits accrued prior to such amendment, modification or termination and except for normal and reasonable administrative fees associated with the termination of benefit plans. Prior the Closing Date, the Company and any ERISA Affiliate agree not to amend or modify any Employee Benefit Plan or take any other action that results in an increase in liability under such Employee Benefit Plan. To the extent Parent adopts, and continues any Employee Benefit Plan, nothing contained in this Agreement limits or restricts Parent's right to amend, modify, or terminate any such plans in such manner as Parent deems appropriate.

3.17 Intellectual Property.

(a)Schedule 3.17(a) lists each (i) patent, (ii) patent application, (iii) registration or application for registration of any trademark, trade name, service name, or material unregistered trademark or trade name, (iv) copyright registration or application for copyright registration, or (v) domain name, in each case as owned by the Company (the “Scheduled Intellectual Property”).

(b)Except as set forth on Schedule 3.17(a), the Company has the right to use, free and clear of any royalty or other payment obligations, or other Liens other than Permitted Liens, all Scheduled Intellectual Property. Neither the Company nor the Subsidiary is in conflict with or in violation or infringement of, nor has the Company or the Subsidiary received any notice of any conflict with or violation or infringement of or any claims of conflict with, any asserted rights of any other Person with respect to any IP, and, to the Knowledge of the Company, no other Person is in conflict with or in violation or infringement of any of the IP owned or exclusively licensed by the Company. The Company owns each program, application, operating system or other item of software developed, accessed, modified, displayed, copied or otherwise used by the Company in the operation of the Business (collectively, “Company Software”) or has acquired an express license permitting such use and, except as set forth on Schedule 3.17(b), no payment of any further royalty, maintenance, support or other fee to any Person is required in connection with the continued use of any Company Software after the Closing. Each Contract of the Company or the Subsidiary related to IP, including agreements involving Company Software, shall remain in full force and effect in accordance with its terms following the Closing, and without payment of any fee or additional amount solely as a result of the Closing having occurred.

(c)The Company is not currently nor has been, during the five (5) years preceding the date hereof, either: (i) a party to any Proceeding, nor is any Proceeding threatened by the Company involving a claim of infringement by any third party of any IP owned or exclusively licensed by the Company, nor does any such infringement exist; or (ii) a party to any Proceeding brought by a third party, nor, to the Knowledge of the Company, is any Proceeding threatened by any third party, involving a claim of infringement by the Company of the rights of any third party as a result of the Company's use of any IP in the Business. Company is not aware of any facts which indicate a likelihood of any infringement or misappropriation by, or conflict with, any Person with respect to any IP, including any demand or request that the Company license rights from, or make royalty payments to, any Person.

(d)The Company and the Subsidiary have taken commercially reasonable measures to protect the confidentiality of their trade secrets and other proprietary information the value of which to the Company or the Subsidiary is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to the Company or the Subsidiary under an obligation of confidentiality, which measures are commercially reasonable in the industry and jurisdictions in which the Company operates.

(e)Except as set forth on Schedule 3.17(e), all of the issued patents and registered trademarks, service marks and copyrights included in the Scheduled Intellectual Property owned by the Company or the Subsidiary are currently in compliance in all material respects with all formal legal requirements under Applicable Law (including as to any and all patents, the payment of filing, examination and maintenance fees and proofs of working or use, and as to all registered trademarks and service marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). Each of the registered domain names, patents, patent applications, trademarks and trademark applications listed on Schedule 3.17(a) is, except as otherwise expressly noted on such Schedule, owned by the Company free and clear of any Liens other than Permitted Liens.

(f)To the extent any IP owned by the Company or the Subsidiary has been developed or created by a third party for the Company or the Subsidiary, the Company or the Subsidiary has a written agreement with such third party with respect thereto pursuant to which the Company or the Subsidiary has obtained ownership of and is the exclusive owner of such IP. Other than inventions that have been assigned or licensed to the Company, to the Company's Knowledge, it is not and will not be necessary to utilize any inventions of any of its current or former employees made prior to or outside the scope of their employment by the Company or the Subsidiary.

(g)Each employee and officer of the Company and the Subsidiary has executed and delivered to the Company or the Subsidiary a proprietary information and inventions agreement, and each consultant to the Company or the Subsidiary has executed and delivered to the Company or the Subsidiary a consulting agreement in substantially the forms previously delivered to the Parent. To the Company's Knowledge, none of its or the Subsidiary's employees, officers or consultants is in violation thereof.

3.18 Brokers. The Company has not incurred any obligation or liability to any Person other than William Blair and Company, LLC for any brokerage fees, agent's commissions or finder's fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.
3.19 Insurance. Schedule 3.19 sets forth a complete and correct list of all insurance policies of any kind currently in force with respect to the Company (the “Insurance Policies”). None of the insurers under any such Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. The Company has no liability for retrospective premium adjustments under any Insurance Policies.

3.20 Significant Customers and Suppliers. Except as set forth in Schedule 3.20, none of the ten largest customers or suppliers of the Business (measured by value of net sales or purchases, respectively) since January 1, 2010 has terminated, canceled or limited or made any material modification or change in, its business relationship with the Company, or has threatened to take any of the foregoing actions. Except as set forth in Schedule 3.20 hereto, there exists no condition or state of facts or circumstances known to the Company that involves customers or suppliers of or to the Company that could reasonably be expected to have a Material Adverse Effect after the consummation of the transactions contemplated by this Agreement.

3.21 Related Party Transactions and Arrangements. Except as set forth in Schedule 3.21, no stockholder, officer or director of the Company or immediate family member or Affiliate thereof, (a) is presently a party to any Material Contract with the Company or the Subsidiary, (b) owns any interest in any assets of or used by the Company or the Subsidiary, or (c) is or owns any interest in any consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of the Company or the Subsidiary, except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding five percent (5%) of the outstanding capital of) publicly traded companies that may compete with the Company. Except as set forth in Schedule 3.21, there are no outstanding notes payable to, accounts receivable from or advances by the Company or the Subsidiary to, and neither the Company nor the Subsidiary is otherwise a creditor of, any Stockholder or any Affiliate of such Stockholder, or any director or stockholders of the Company or any Affiliate of such director or stockholder.

3.22 Certain Payments. Neither the Company nor any director, officer, agent or employee of the Company or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records.

3.23 Banking Facilities. Schedule 3.23 sets forth a true, correct and complete list of each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or thereat.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company, as of the date of this Agreement and again as of the Closing Date, as follows:
4.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.02 Authority; Enforceability. Each of Parent and Merger Sub has the full right, power and authority to execute and deliver the Transaction Agreements to which it is a party, and to perform its respective obligations thereunder. The Transaction Agreements to which Parent or Merger Sub is a party constitute the legally binding obligations of Parent and Merger Sub, as applicable, enforceable in accordance with their respective terms. All requisite corporate action has been taken by each of Parent and Merger Sub authorizing and approving the execution and delivery by Parent and Merger Sub, as applicable, of the Transaction Agreements to which it is a party, the performance by Parent and Merger Sub of its respective duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated by this Agreement.

4.03    Sufficient Funds Available; Solvency. Parent has, and will have as of the Closing Date, sufficient funds available to consummate the transactions contemplated hereby and to perform its obligations hereunder and pay the fees and expenses it and Merger Sub incurs in connection with such transactions and obligations. Immediately after the Effective Time, giving effect to the transactions contemplated hereby, Parent will be able to pay its debts as they become due and shall have adequate capital to carry on its business. No obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent.
ARTICLE V
COVENANTS OF THE COMPANY

5.01 Conduct of Business. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement, the Company shall, conduct the Business in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact the business organization, relationships with third parties and goodwill of the Company and to keep available the services of the present officers, employees, agents and other personnel of the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

(a)without Parent's prior consent (such consent not to be unreasonably withheld or delayed), the Company will not and will not agree to:

(i)purchase or otherwise acquire assets from any Person other than in bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practice;

(ii)sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber any of its assets, tangible or intangible, except for (x) sales of Inventory or disposition of obsolete equipment in the ordinary course of business consistent with past practice, (y) distribution or other transfer to any Equity Holders or officers of the Company or their designees of any life insurance policies maintained by the Company on the lives of such individuals, provided such transfer is without cost to the Company and such transferees assume all liability for future premium payments (including any retrospective premium adjustments), or (z) the Transaction Bonus Payments;

(iii)amend or modify in any material respect or enter into or terminate any Material Contract;

(iv)except in the ordinary course of business consistent with past practice, waive, cancel or take any other action materially impairing any of its rights;

(v)make or commit to make any capital expenditures exceeding, individually or in the aggregate, Ten Thousand Dollars ($10,000);

(vi)create, incur, assume or guarantee any Debt other than trade payables or accrued expenses incurred in the ordinary course of business consistent with past practice;

(vii)(A) increase the rate or terms of compensation payable or to become payable to its directors, officers or employees under any Contract or otherwise, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Benefit Plan set forth in Schedule 3.16(a), (C) commit to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Benefit Plan, or (D) enter into any employment, severance, change-of-control or similar agreement with or for the benefit of any Person (provided that the Company may hire non-management employees in the ordinary course of business consistent with past practices, so long as such employees are terminable at-will without Liability to the Company), except that the Company may make the Transaction Bonus Payments;
(viii)make any change in its accounting methods, in the manner of keeping its books and records, or in its current practices with respect to sales, receivables, Inventories, payables or accrued expenses;

(ix)declare or pay any dividend or make any distribution in respect of any of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock or the debt or equity securities of any of its Affiliates or make any other payments of any kind to the holders of any of its capital stock in respect thereof or to the holders of any debt or equity securities of any of its Affiliates in respect thereof;
(x)prepare or file any Tax Return of the Company inconsistent with past practice in preparing or filing similar Tax Returns for prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except to the extent required by Applicable Law;

(xi)make or rescind any express or deemed election relating to Taxes of the Company, unless required to do so by the Applicable Law;

(xii)settle or compromise any Tax liability of the Company or agree to an extension of a the statute of limitations with respect to the assessment or determination of Taxes of the Company; or

(xiii)permit or suffer to exist any Share Encumbrance or Lien on or against any of the assets of the Company, other than Permitted Liens;3

(xiv)enter into any commitment or agreement to do any of the foregoing.

(b)Without Parent's consent (which consent will not be unreasonably withheld or delayed), the Company will not take any action which would limit its ability to comply with its obligations under this Agreement.

(c)The Company will:
(i)(A) maintain its assets in the ordinary course of business in good operating order and condition, reasonable wear and tear and damage by fire and other casualty excepted, (B) promptly repair, restore or replace any assets in the ordinary course of business; and (C) upon any damage, destruction or loss to any of such assets, apply any and all insurance proceeds, to the extent received with respect thereto, to the prompt repair, replacement and restoration thereof to the condition of such assets before such event to the extent reasonably practicable;

(ii)comply in all material respects with all Applicable Laws;

(iii)file all foreign, federal, state and local Tax Returns required to be filed and make timely payment of all applicable Taxes when due;

(iv)use commercially reasonable efforts to obtain, prior to the Closing Date, all Required Approvals;

(v)take all actions to be in compliance in all material respects with, and to maintain the effectiveness of, all Permits;

(vi)promptly notify Parent in writing if the Company has Knowledge of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances that has had or could reasonably be expected to have a Material Adverse Effect;

(vii)promptly notify Parent in writing of the commencement of any Proceeding by or against the Company, or of becoming aware of any claim, action, suit, inquiry,

proceeding, notice of violation, subpoena, government audit or disallowance that is threatened or could reasonably be expected to result in a Proceeding; and
(viii)promptly notify Parent in writing of the occurrence of any breach by the Company of any representation or warranty, or any covenant or agreement, contained in this Agreement.

5.02 Confidentiality . The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated January 19, 2011 (the “Non-Disclosure Agreement”), between the Company and Parent. Notwithstanding the foregoing confidentiality provisions, each of the Company and Parent and its respective representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure. In addition, no party is subject to any restriction concerning its consulting with its tax advisors regarding the tax treatment or tax structure of the transaction at any time.
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5.03 Stockholder Approval
. The Company shall reasonably promptly, after the date of this Agreement and in accordance with Applicable Law and the Company's Third Amended and Restated Certificate of Incorporation and Bylaws, convene a meeting of its stockholders or solicit written consents to obtain their approval and adoption of this Agreement, the Merger, and the other transactions contemplated by this Agreement. The Company shall ensure that the stockholders' meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the stockholders' meeting are solicited or, in the alternative, that written consents are solicited from its stockholders, in compliance with Applicable Law, the Company's Third Amended and Restated Certificate of Incorporation and Bylaws, and all other applicable legal requirements. The Company agrees to use its commercially reasonable efforts to take all action necessary or advisable to secure the necessary votes required by Applicable Law, the Company's Third Amended and Restated Certificate of Incorporation and Bylaws to effect the Merger. In connection with the solicitation of votes from its stockholders, the Company shall prepare and deliver a related information statement or other disclosure document (the “Information Statement”). Parent shall cooperate with, and provide information to, the Company in connection with the Company's preparation of the Information Statement as the Company shall reasonably request.
5.04 Access to Books and Records and Customers and Suppliers. From the date hereof through the Closing Date, the Company shall afford Parent and its representatives reasonable access during normal business hours, and in a manner so as not to interfere in any material respect with the normal operations of the Company, to the premises, properties, personnel, representatives, books and records (including tax records), contracts and documents of or pertaining to the Company and the Business and such other additional information as is reasonably available with respect thereto as Parent shall from time to time reasonably request. Parent shall not contact or otherwise communicate with the employees, customers or suppliers of the Company regarding their relationships with the Company or the transactions contemplated by this Agreement without the express prior consent of the Chief Executive Officer of the Company, not to be unreasonably withheld or delayed.

5.05 No Other Discussions. Between the date hereof and the first to occur of the Closing or the termination of this Agreement pursuant to Article IX hereof, neither the Company, nor any of its respective Affiliates, associates, agents or other representatives shall solicit, encourage (including by way of furnishing any information concerning the Company all or any portion of the Business), enter into or continue discussions concerning, substantively respond to or otherwise consider any other Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” means a proposal (whether or not it constitutes an agreement or understanding, whether oral or written) for the acquisition of all or any portion of the Company or the Business (whether by merger, stock purchase or otherwise) or all or a substantial part of the assets of the Company or the Business.

5.06 Employment Matters. The Company shall cooperate with Parent to ensure the maintenance of Company's Employee Benefit Plans and the smooth transition of the Company's employees to Parent's employee benefit plans and programs at the Closing, if Parent so elects. Such cooperation may include, without limitation, termination of the Company's 401(k) plan immediately prior to the Closing. Notwithstanding any provision of this Agreement, Parent will have no obligation to continue any of the Company's Employee Benefit Plans.

ARTICLE VI
COVENANTS OF ALL PARTIES
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6.01 Commercially Reasonable Efforts; Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Closing, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or Affiliates or of the Company, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. Nothing herein shall require Parent to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement. From time to time after the Closing, Parent and the Company will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

6.02 Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Government is required, or any action, consent, approval or waiver from any party to any Company Contract is required, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information reasonably required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

6.03 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or securities exchange rules, will not issue any such public statement without the prior written consent of Parent and the Company (or the Agent following the Closing); provided that, for the avoidance of doubt, following the Closing, routine notifications by Parent or the Company to customers, suppliers and other third parties having dealings with the Company or the Business made in connection with the Merger or the conduct of the Business following Closing will not constitute public statements for purposes of this Section 6.03.

6.04 Tax Cooperation. The parties hereto agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company's assets or the Business as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to the Company's assets or the Business. The parties shall keep all such information and documents received by them confidential unless otherwise required by law.

6.05 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.06 Directors' and Officers' Indemnification and Insurance.
(a)From the Effective Time through the expiration of the directors' and officers' “tail” policy referred to in Section 6.06(b) below, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and the Subsidiary (the “Section 6.06 Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Section 6.06 Indemnified Party is or was an officer or director of the Company or the Subsidiary or was, prior to the Effective Time serving at the request of any such party as a director, officer, employee or fiduciary or agent of another corporation, partnership, trust or other enterprise and (ii) matters existing or occurring at or prior to the Effective Time (including, without limitation, this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law. Each Section 6.06 Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within thirty (30) days of receipt by the Surviving Corporation from the Section 6.06 Indemnified Party of a request thereof; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)Prior to the Closing, the Company shall purchase continuation or “tail” coverage relating to the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior the Effective Time, which coverage shall be for a period of six (6) years following the Effective Time. The costs of any such coverage shall be considered a Transaction Expense; provided, however, that neither the Surviving Corporation nor Parent shall have any responsibility to arrange for such coverage or any liability for such payment.

(c)Section 6.06(a) is intended to be for the benefit of, and shall be enforceable by, each of the Section 6.06 Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Section 6.06 Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d)In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations of Section 6.06(a).

ARTICLE VII
CONDITIONS TO CLOSING

7.01 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is subject to the satisfaction of each of the following conditions, unless explicitly waived by Parent in writing:
(a)(i)    The Company shall have performed and satisfied in all material respects its respective obligations hereunder required to be performed and satisfied at or prior to the Closing;
(ii)Each of the representations and warranties of the Company contained herein shall have been true and correct as of the date hereof, and shall be true and correct as of the Closing Date (except that those representations and warranties which are made as of a specific date shall be true and correct as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect.

(iii)Parent shall have received certificates signed by the Agent and a duly authorized executive officer of the Company to the foregoing effect.

(b)This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Third Amended and Restated Certificate of Incorporation and Bylaws.

(c)All Required Approvals for the transactions contemplated by this Agreement (other than item 2 on Schedule 3.02 of the Company Disclosure Schedule) shall have been obtained in form and substance reasonably satisfactory to Parent and its counsel, and shall remain in full force and effect as of the Closing Date.

(d)No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Government or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened Proceedings by any Government or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Shares contemplated hereby or the consummation of the Closing.

(e)Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in the Company or the Business (including any damage, destruction or other casualty loss) affecting the Company or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, state of circumstances or facts or changes, a Material Adverse Effect.

(f)The Company, the Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g)Parent shall have received written estoppel certificates, consents and waivers, in form and substance reasonably satisfactory to Parent and its counsel, from all applicable lessors and mortgagees of the Leased Real Property.

(h)Parent shall have received a certificate from the Secretary or Assistant Secretary of the Company dated as of the Closing Date attesting to the resolutions of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Agreements contemplated to be executed, performed and delivered by the Company hereunder.

(i)Parent shall have received copies of the Company's Certificate of Incorporation and Bylaws, as amended, modified or supplemented to the Closing Date, certified by the Secretary or Assistant Secretary of the Company.

(j)Parent shall have received an executed Employment and Confidentiality, Non-Competition and Non-Solicitation Agreement from Igor Best-Devereux substantially in the form attached hereto as Exhibit B.

7.02 Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of each of the following conditions unless explicitly waived in writing by the Agent:
(a)(i)    Parent shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it at or prior to the Closing;

(ii)each of the representations and warranties of Parent contained herein shall have been true and correct as of the date hereof, and shall be true and correct as of the Closing Date (except that those representations and warranties which are made as of a specific date shall be true and correct as of such date), except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect.
(iii)the Company shall have received a certificate signed by a duly authorized executive officer of Parent to the foregoing effect.

(b)This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Third Amended and Restated Certificate of Incorporation and Bylaws.

(c)All Required Approvals for the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to the Company and its counsel, and shall remain in full force and effect as of the Closing Date.

(d)The Parent, the Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e)No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Government or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened Proceedings by any Government or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Shares contemplated hereby or the consummation of the Closing.

ARTICLE VIII
INDEMNIFICATION

8.01 Equity Holders Agreement to Indemnify.

(a)From and after the Closing, and subject to the limitations set forth in this Article VIII, Equity Holders shall severally, in accordance with their respective Pro Rata

Portions, indemnify and hold harmless Parent and its Affiliates, and their respective officers, directors, employees, representatives and agents (each, an “Indemnitee”) in respect of any and all Damages incurred by any Indemnitee as a result of any: (i) inaccuracy or misrepresentation in or breach of any representation or warranty made by the Company in this Agreement, any Transaction Agreement, or any Schedule or exhibit thereto; (ii) breach of any covenant or agreement made by the Company in this Agreement or in any other Transaction Agreement; (iii) the net amount of any Eligible Accounts Receivable outstanding as of the Closing Date and included in the calculation of Net Working Capital that are not collected in full by the Company prior to the one-year anniversary of the Closing Date (using reasonable efforts not including recourse to litigation or an outside collection agency); (iv) any expenses, brokerage fees, investment banking fees, agent's commissions or finder's fees payable or incurred by the Company in connection with the execution or delivery of any Transaction Agreement or any of the transactions contemplated therein to the extent not already accounted for as Transaction Expenses; (v) Liabilities or Debt owed by any Affiliate or Related Party to the Company to the extent not already accounted for as Transaction Expenses; (vi) Damages suffered or incurred by Parent or the Surviving Corporation to terminate, or otherwise effect the cancellation of, any Company Common Warrants (or any other warrants to acquire capital stock in the Company or rights to receive such warrants) outstanding immediately following the Effective Time; (vii) any Dissenting Share Payments; and (viii) Proceedings, judgments, decrees, awards, assessments, fees and expenses relating to the enforcement of such Indemnitee's rights under this Article VIII.

(b)The Equity Holders shall have no indemnification obligation in respect of breaches of any representations or warranties under Section 8.01(a)(i) (or under Section 8.01(a)(viii) to the extent relating to any matter indemnifiable under Section 8.01(a)(i)) unless and until the aggregate amount of Damages so incurred exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket”), whereupon the Indemnitees shall be entitled to recover the full amount of such Damages from the first dollar of loss (except that the Basket shall not apply to claims arising out of fraud committed by the Company or any Equity Holder against an Indemnitee, or a breach of the representations and warranties made in Sections 3.02 (Authorization; Enforceability), 3.03 (Capitalization), 3.10 (Tax Matters), 3.16 (Employee Benefit Plans) and 3.18 (Brokers)). The maximum aggregate monetary liability of Equity Holders to indemnify Indemnitees under Section 8.01(a) shall not exceed the balance of the Escrow Fund (except that such limit shall not apply to claims arising out of fraud or intentional misrepresentation committed by the Company or any Equity Holder against an Indemnitee, or to claims pursuant to Sections 8.01(a)(ii), (a)(iv) or (a)(v)). Additionally, no Equity Holder shall have any liability relating to the subject matter of this Agreement in excess of the portion of the Merger Consideration paid to such Equity Holder, except in the event of fraud or intentional misrepresentation actually committed by such Equity Holder against the Indemnitee.

(c)If any third party notifies any Indemnitee with respect to any matter that may give rise to a claim for indemnification against the Equity Holders under and subject to the limitations set forth in this Article VIII, then the Indemnitee will notify Agent thereof in writing promptly and in any event within thirty (30) days after receiving any written notice from a third party stating the nature and basis of any claim made by the third party; provided that, no delay on the part of the Indemnitee in notifying Agent will relieve the Equity Holders from any obligation hereunder unless, and then solely to the extent that, Equity Holders are prejudiced thereby. If Agent notifies the Indemnitee within thirty (30) days after the date the Indemnitee has given notice of the matter that the Equity Holders will indemnify the Indemnitee in respect of such matter, then the Agent may, by notice from the Agent to the Indemnitee within such 30-day period, assume the defense of such matter. If the Equity Holders assume the defense of such matter, (i) the Equity Holders will defend the Indemnitee against the matter with counsel of the Agent's choice reasonably satisfactory to the Indemnitee, (ii) the Indemnitee may retain separate counsel at its sole cost and expense, (iii) the Indemnitee will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Agent, and (iv) the Agent will not consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, in each case that either (A) grants the plaintiff or claimant any form of relief other than monetary damages that will be satisfied by the Equity Holders or (B) fails to include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto, in either such case without the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). If the Equity Holders do not assume the defense of such matter, (i) the Indemnitee may defend against the matter in any manner it reasonably may deem appropriate, (ii) the Indemnitee will defend the matter with counsel of its choice, and (iii) the Equity Holders may retain separate counsel at their sole cost and expense. Notwithstanding anything to the contrary in the foregoing, if defendants in any action include any Indemnitee and any of the Equity Holders, and any Indemnitee shall have been advised by its counsel that there may be material legal defenses available to such Indemnitee inconsistent with those available to such Equity Holder, or if a conflict of interest exists between any Indemnitee and any such Equity Holder with respect to such claim or the defense thereof, then in either case, the Indemnitee shall have the right to assume the defense of such action, and in such case (or if the Equity Holders do not timely assume the defense of such matter as provided above) the reasonable fees and expenses of the Indemnitee's counsel shall be borne by the Equity Holders and shall be paid by them from time to time within twenty (20) days of receipt of appropriate invoices therefor; provided that such fees and expenses are Damages indemnifiable under and subject to the terms of this Article VIII. With respect to any third party claim for which an Indemnitee has assumed the defense, Indemnitee shall provide a separate notice of Damages claimed to be indemnifiable by the Equity Holders in respect thereof as such Damages are suffered or incurred. The Equity Holders shall, within thirty (30) days after the date of such notice, pay to the Indemnitee the amount of Damages payable pursuant to this Section 8.01 and shall thereafter pay any other Damages payable pursuant to this Section 8.01 and arising out of the same matter on demand, unless Agent disputes in writing the Equity Holders' liability for, or the amount of, any such Damages within such 30-day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and, any Damages in respect of the matters so disputed shall be paid within five (5) Business Days after any determination (by agreement of Parent and Agent, or pursuant to arbitration in accordance with Section 10.13) that the Equity Holders are liable therefor pursuant to this Section 8.01. No consent or settlement made by any Indemnitee with a third party will constitute an admission by any Equity Holder of liability to such Indemnitee under Section 8.01(a), unless otherwise agreed in writing by the Agent.

(d)If an Indemnitee notifies Agent of any claim for indemnification that does not involve a third party claim, the Equity Holders shall, within thirty (30) days after the date of such notice, pay to the Indemnitee the amount of Damages payable pursuant to this Section 8.01 and shall thereafter pay any other Damages payable pursuant to this Section 8.01 and arising out of the same matter on demand, unless Agent disputes in writing the Equity Holders' liability for, or the amount of, any such Damages within such 30-day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and, any Damages in respect of the matters so disputed shall be paid within five (5) Business Days after any determination (by agreement of Parent and Agent, or pursuant to arbitration in accordance with Section 10.13) that the Equity Holders are liable therefor pursuant to this Section 8.01.

(e)In connection with any payment of Damages pursuant to this Section 8.01, the Equity Holders shall pay to the relevant Indemnitee(s) an amount calculated like interest on the amount of such Damages at the Reference Rate from the date the Damages were incurred by the Indemnitee (which, in the case of a payment to a third party by an Indemnitee, will be deemed to be the date the payment is made) until the Indemnitee(s) shall have been indemnified in respect thereof.

(f)Each Indemnitee shall take commercially reasonable steps to mitigate any Damages for which such person may be entitled to indemnification hereunder. The amount of Damages shall be reduced by the amount of insurance proceeds received by the Indemnitee in respect of the Damages (net of any deductible amount)..

(g)Following the Closing, the Surviving Corporation shall not have any Liability to any of the Equity Holders as a result of any misrepresentation or breach of representation or warranty by the Company contained in this Agreement, any Schedule hereto, or any other Transaction Agreement, or in connection with the transactions contemplated therein, the breach of any covenant or agreement made by the Company herein or in any other Transaction Agreement, or any other matter subject to indemnification by the Equity Holders pursuant to this Article VIII, and none of the Equity Holders shall have any right of indemnification or contribution against the Surviving Corporation on account of any event or condition occurring or existing prior to the Effective Time. In furtherance of the foregoing, effective as of the Effective Time, each Equity Holder hereby forever releases and discharges the Surviving Corporation and its officers and directors, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and legal expenses), of any nature whatsoever, whether known or unknown, which such Equity Holder now has, has had, or may hereafter claim to have had against the Company or its officers or directors by reason of any matter, act, omission, cause, or event that has occurred up to the present date, other than rights pursuant to this Agreement; provided, however, that nothing in this Section 8.01(g) shall waive the rights of any Section 6.06 Indemnified Party to the indemnification and advancement rights described in Section 6.06(a).

8.02 Survival of Representations, Warranties and Covenants.

(a)Except as otherwise provided in this Section 8.02, all representations and warranties contained herein and the right to assert claims in respect of any breach thereof (whether by way of indemnification or otherwise) shall survive the Closing and any investigation hereafter conducted by or on behalf of the party entitled to benefit thereof, but shall expire at 5:00 p.m. New York time on the one-year anniversary of the Closing Date.

(b)Notwithstanding Section 8.02(a) above, the representations and warranties made by the Company in Section 3.02 (Authority; Enforceability), Section 3.03 (Capitalization), Section 3.10 (Tax Matters) or otherwise relating to Tax matters, Section 3.16 (Employee Benefit Plans), or Section 3.18 (Brokers), and any claims for fraud committed by the Company or an Equity Holder against an Indemnitee, and the right to assert claims in respect of any breach thereof (whether by way of indemnification or otherwise), shall survive the Closing and any investigation hereafter conducted by or on behalf of the party entitled to benefit thereof until the expiration of any applicable statute of limitations, including extensions thereof.

(c)Notwithstanding anything to the contrary herein, the survival period in respect of any representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was made before expiration of such survival period in accordance with the terms of this Article VIII, but not resolved prior to its expiration (provided that such extension shall be effective only with respect to such ongoing claim and no new claims may be made during such extension period). Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated. Notwithstanding anything herein to the contrary, all covenants, agreements and obligations contained herein that by their terms are to be performed after the Closing shall survive the Closing and not expire unless otherwise specifically provided in this Agreement.

8.03 Exclusive Remedy. Except for remedies available under Applicable Law for the commission of actual fraud or misrepresentation, the remedies set forth in this Article VIII and the specific performance remedy referenced in Section 10.14 shall provide the sole and exclusive remedies enjoyed by Indemnitees arising from the subject matter of this Agreement.

ARTICLE IX
TERMINATION
9.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as of Closing:

(a)by mutual written agreement of Parent and the Company hereto;

(b)by Parent on written notice to the Company if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Parent to the Company specifying such breach;

(c)by the Company on written notice to Parent if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Parent specifying such breach;

(d)by Parent, if the Company shall have suffered a Material Adverse Effect between the date hereof and the Closing; or

(e)by Parent or the Company if the Closing has not occurred on or before June 30, 2011; provided that the terminating party has complied with or performed or tendered performance of all covenants and agreements, and satisfied all conditions contained herein which are to be complied with, performed or satisfied by such party prior to or at the Closing.

9.02 Effect of Termination. Upon any termination pursuant to Section 9.01, no party shall have any further rights, Liabilities or obligations hereunder; provided, however that if any of the terms and conditions contained herein have been breached by any party, the non-breaching parties may pursue any rights and remedies they may have under Applicable Law, in equity or otherwise, by reason of such breach regardless of such termination, and such termination shall not constitute an election of remedies.

ARTICLE X
MISCELLANEOUS
10.01Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, provided that the sending telecopier generates a transmission report showing successful completion of such transaction, and provided, further, that if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to the Company, in care of:	with a copy to:
eReinsure.com, Inc. 420 E. South Temple, Suite 400 Salt Lake City, Utah 84111 Attn: Igor Best-Devereux Telephone: (801) 521-0600 Telecopier No.: (810) 521-0601	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 220 West 42nd Street, 20th Floor New York, New York 10036 Facsimile No.: (877) 881-3007 Attention: Ward Breeze

If to the Agent, in care of:	with a copy to:
Century Capital Partners III, L.P. 100 Federal Street Boston, MA 02110-1809 Attn: Davis Fulkerson Telecopier No.: (617) 701-5188	Foley & Lardner LLP 111 Huntington Avenue Boston, MA 02199 Attn: Ronald S. Eppen Telephone: 617-342-4000 Fax: 617-342-4001

If to Parent:	with a copy to:
LOTS Intermediate Co. 100 West Bay Street Jacksonville, FL 32202 Attention: CEO Telephone: (904) 350-9660 Fax: (904) 354-4524	Kilpatrick Townsend & Stockton LLP Suite 2800 1100 Peachtree Street, N.E. Atlanta, GA 30309-4530 Telecopier No.: (404) 541-3121 Attn: W. Benjamin Barkley, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Any notice given to or by Agent in accordance with this Section will be deemed given to or by the Equity Holders.
10.02 Agent.

(a)Effective only upon the Effective Time, Century Capital Partners III, L.P. is hereby appointed as agent and attorney-in-fact for each Equity Holder, for and on behalf of the Equity Holders, to act as Agent for Equity Holders under this Agreement and each other Transaction Agreement, and to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for indemnification, to authorize delivery to Parent or any Indemnitee of any payment hereunder, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing in accordance with the terms and provisions of this Agreement and each other Transaction Agreements. Notices or communications to or from Agent hereunder shall constitute notice to or from each Equity Holder. The appointment of Agent pursuant to this Section 10.02 shall be irrevocable except as otherwise provided herein or by non-waivable provisions of Applicable Law. Parent may rely upon any such written decision, consent or instruction of Agent as being the decision, consent or instruction of each and every Equity Holder. The Agent is not entitled to amend this Agreement or take any actions relating to this Agreement prior to the Effective Time. The Agent may resign upon not less than twenty (20) Business Days' prior written notice to Parent and the Equity Holders. The Equity Holders by the vote or written consent of the Equity Holders holding a majority-in-interest of the Merger Consideration remaining to be paid hereunder may remove the Agent from time to time upon not less than twenty (20) Business Days' prior written notice to Parent. Any vacancy in the position of the Agent may be filled by the Equity Holders holding a majority-in-interest of the Merger Consideration remaining to be paid hereunder. Any successor Agent shall acknowledge in writing to Parent his acceptance of his appointment as Agent. Parent and the other Indemnitees are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, consent or instruction of Agent.

(b)The Equity Holders shall be bound by all actions taken by the Agent in its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Agent shall promptly, and in any event within ten (10) Business Days, provide written notice to the Equity Holders of any action taken on behalf of them by the Agent pursuant to the authority delegated to the Agent under this Section 10.02. The Agent shall at all times act in its capacity as Agent in a manner that the Agent believes to be in the best interest of the Equity Holders. Neither the Agent nor any of his directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of his gross negligence, bad faith or willful misconduct. The Agent may consult with legal counsel, independent public accountants and other experts selected by it. The Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Agent shall not exercise any discretion or take any action.

(c)Each Equity Holder shall, severally and not jointly, hold harmless and reimburse the Agent from and against such holder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Agent arising out of or resulting from any action taken or omitted to be taken by the Agent under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Agent) arising out of or resulting from the Agent's gross negligence, bad faith or willful misconduct; provided, however, that no Equity Holder shall be liable in excess of such holder's Pro Rata Portion. In the event there are any remaining funds in the Escrow Account to be distributed to Equity Holders immediately prior to the final distribution from the Escrow Account pursuant to the Escrow Agreement, the Agent shall be entitled to recover any such expenses from the Escrow Account prior to the distribution of funds to the Equity Holders. The Agent shall not be entitled to any compensation for his services in such capacity.

(d)At the Closing, Parent shall pay the Agent Fund Amount to an account specified by the Agent, as a fund for the fees and expenses of the Agent incurred in connection with this Agreement (the “Agent Fund”). Any balance of the Agent Fund not used for such purposes shall be returned by the Agent to the Equity Holders in accordance with their Pro Rata Portion, at such time as the Agent determines in his discretion that such balance is no longer needed by the Agent to carry out its duties hereunder..

(e)Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Agent is not authorized to, and shall not, accept on behalf of any Equity Holder any Merger Consideration to which such holder is entitled under this Agreement and the Agent shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Stockholder unless the Agent is expressly authorized to do so in a writing signed by such Stockholder.

10.03 Amendments; No Waivers. Subject to Applicable Law and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, the Merger Sub and the Company. At any time prior to the Effective Time, Parent and the Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.04 Expenses. All Transaction Expenses and all costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that the Company shall have no obligation or Liability for any Transaction Expenses incurred prior to the Closing (and the Equity Holders shall promptly pay same), except to the extent such costs or expenses are paid prior to the Closing or are fully reflected as an accrued expense on the Closing Balance Sheet and taken into account in the determination of the NWC Adjustment. This Section shall survive the termination of this Agreement.

10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Agent nor the Company may assign this Agreement nor any of its respective rights, interests or obligations hereunder without the prior written approval of Parent. Parent may assign its rights under this Agreement (including the right to acquire all or any portion of the Shares) to one or more Affiliates of Parent or to any purchaser of all or substantially all or any substantial part of Parent's business (by merger, sale or assets or otherwise), provided, however, Parent shall remain liable to the Company and Equity Holders for the performance of its obligations under this Agreement.

10.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted by facsimile shall be binding for all purposes hereof.

10.07 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein that are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.08 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

10.09 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.

10.10 Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. A disclosure on one Schedule relates only to the Sections of the Agreement that reference such Schedule, and not to any other Schedule or Section of the Agreement, unless expressly so stated, or a cross-reference is made from one Schedule to another Schedule, or if it is reasonably apparent from the disclosure that such disclosure is applicable to such other Schedule or Section of the Agreement. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Exhibit or Schedule. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement” and “the date hereof” shall be deemed to refer to the date in the first paragraph of this Agreement.

10.11 Third Party Beneficiaries. Except as specifically provided in Article VIII with respect to indemnification of the Indemnitees, no provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of the Company (including any beneficiary or dependent thereof).

10.12 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without reference to its principles of choice or conflict of laws).

10.13 Arbitration.
(a)Any controversy or claim arising out of, under or relating to this Agreement, or any other Transaction Agreement or any Schedule, Exhibit or other agreement executed and delivered in connection with any Transaction Agreement or the transactions contemplated hereby or thereby, any breach hereof or thereof, or relating to the intent, interpretation, performance, enforcement or arbitrability of any provision hereof or thereof, shall, except as provided in Section 10.13(e), be settled by binding arbitration in Wilmington, Delaware, by a panel of three (3) arbitrators in accordance with the rules for commercial arbitration of the American Arbitration Association then in effect. One arbitrator shall be chosen by Agent and one by Parent within ten (10) days after notice in writing from either party to the other and the two so chosen shall select a third arbitrator within fifteen (15) days after their selection. Judgment upon the award rendered by the foregoing arbitrators shall be final and may be entered in any court having jurisdiction thereof.

(b)The arbitrators shall be business lawyers familiar with merger and acquisition and related transactions. The award(s) of the arbitrators shall be in writing, shall state the reasons therefore and be submitted to the parties to such dispute, and shall require the concurrence of at least two (2) members of the panel.

(c)Subject to Article VIII hereof and except as may otherwise be determined by the arbitrators, each party shall be solely responsible for any expenses (including attorneys' fees and disbursements, court costs and expert witness fees) incurred by it or on its behalf in investigating and enforcing any rights under this Agreement, and Equity Holders, on the one hand, and Parent, on the other, shall bear one-half of the fees and expenses of the arbitrators in connection with any such Proceeding.

(d)The parties shall facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination and inspection all documents, books, records and personnel under their control and reasonably available to them if determined by the arbitrators to be relevant to and required to resolve the dispute (except to the extent privileged); (ii) conducting arbitration hearings to the extent reasonably practicable on successive days; and (iii) using their commercially reasonable efforts to observe the time periods established by the arbitrators for submission of evidence or briefs.

(e)Nothing herein shall be deemed to restrict or prohibit any party from applying to any court of competent jurisdiction for specific performance or other injunctive relief.

10.14 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

10.15 Plan of Merger. For purposes of Sections 251(b) and 251(c) of the DGCL, the agreement of merger required to be submitted to the Stockholders shall not include any exhibit or schedule hereto or any portion thereof unless specifically identified for submission to the Stockholders. Without limiting the foregoing, any portion of this Agreement, any exhibit hereto, any schedule hereto or any other agreement entered into in connection herewith may be redacted by the Company, prior to submission to a stockholder vote, as necessary to prevent public disclosure of facts ascertainable outside of the agreement of merger that (1) the Company considers to be competitively sensitive information of the Company, Parent or Merger Sub or (2) that identifies any current or former employee or consultant of the Company; provided that the manner in which such redacted facts shall operate upon the terms of the Merger clearly and expressly set forth in the unredacted portions of such documents.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PARENT:
LOTS INTERMEDIATE CO.

By: /s/ Richard s. Kahlbaugh
Name: Richard s. Kahlbaugh
Title: Chairman and CEO
MERGER SUB:
ALPINE ACQUISITION SUB, INC.

By: /s/ Walter Mascherin
Name: Walter Mascherin
Title: CFO

THE COMPANY:
eREINSURE.COM, INC.

By: /s/ Igor Best-Devereux
Name: Igor Best-Devereux
Title: Chief Executive Officer

AGENT: (solely for purposes of Section 10.02)
CENTURY CAPITAL PARTNERS III, L.P.
By: CCP Capital III, L.P., its General Partner
By: CCP Capital III, Inc., its General Partner

By: /s/ Davis R. Fulkerson
Davis R. Fulkerson, Managing Director
Address:
100 Federal Street
Boston, Massachusetts 02110-1809
Facsimile: (617) 701-5188